SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Big Lots, Inc.
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Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

April 14, 2009

Dear Shareholder:

We cordially invite you to attend the 2009 Annual Meeting of Shareholders of Big Lots, Inc. The Annual Meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 28, 2009, beginning at 9:00 a.m. EDT.

The following pages contain the Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are urged to vote as soon as possible. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously voted.

We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to shareholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on March 30, 2009. At the same time, we provided those shareholders with Internet access to our proxy materials and filed our proxy materials with the Securities and Exchange Commission. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Thank you for your ongoing support of, and continued interest in, Big Lots, Inc.

STEVEN S. FISHMAN
Chairman,
Chief Executive Officer and President

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 28, 2009

Notice is hereby given that the 2009 Annual Meeting of Shareholders of Big Lots, Inc. will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 28, 2009, beginning at 9:00 a.m. EDT, for the following purposes:

1.	To elect nine directors of Big Lots, Inc.;

2.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009;

3.	To consider and vote upon a shareholder proposal, if properly presented at the Annual Meeting; and

4.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on the record date, March 30, 2009, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

CHARLES W. HAUBIEL II
Senior Vice President, Legal and Real Estate,
General Counsel and Corporate Secretary

April 14, 2009
Columbus, Ohio

_________________

Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously voted.

BIG LOTS, INC.

PROXY STATEMENT

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
Purpose of the Annual Meeting	1
Shareholder Voting Rights	1
Registered Shareholders and Beneficial Shareholders	1
Internet Availability of Proxy Materials	2
Attendance at the Annual Meeting	2
How to Vote	2
Householding	3
Tabulation of Votes	3
Board’s Recommendations	3
Quorum	3
Vote Required to Approve a Proposal	4
Proposal One	4
Other Matters	4
PROPOSAL ONE: ELECTION OF DIRECTORS	5
GOVERNANCE	6
Current Members of the Board	6
Board Meetings in Fiscal 2008	6
Role of the Board’s Committees	6
Audit Committee	6
Compensation Committee	7
Nominating/Corporate Governance Committee	7
Selection of Nominees by the Board	7
Majority Vote Policy	8
Determination of Director Independence	8
Related Person Transactions	9
Presiding Member of the Board	9
Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals	10
Other Directorships	10
Compensation Committee Interlocks and Insider Participation	10
Communications with the Board	10

i

DIRECTOR COMPENSATION	11
Retainers and Fees	11
Restricted Stock	11
Director Compensation Table for Fiscal 2008	11
STOCK OWNERSHIP	13
Ownership of Our Common Shares by Certain Beneficial Owners and Management	13
Section 16(a) Beneficial Ownership Reporting Compliance	15
EXECUTIVE COMPENSATION	15
Compensation Committee Report	15
Compensation Discussion and Analysis	15
Overview of Our Executive Compensation Program	15
Philosophy and Objectives	15
Elements of In-Service Executive Compensation	18
Employment Agreements	19
Post-Termination and Change in Control Arrangements	21
Indemnification Agreements	21
Retirement Plans	21
Our Executive Compensation Program for Fiscal 2008	22
Salary for Fiscal 2008	23
Bonus for Fiscal 2008	24
Equity for Fiscal 2008	25
Performance Evaluation	27
Role of Management	28
Independent Compensation Consultant	28
Comparative Compensation Data	29
Tally Sheets and Wealth Accumulation	30
Internal Pay Equity	31
Minimum Share Ownership Requirements	31
Equity Grant Timing	31
Tax and Accounting Considerations	32
Our Executive Compensation Program for Fiscal 2009	32
Summary Compensation Table	33
Bonus and Equity Plans	35
Big Lots 2006 Bonus Plan	35
Big Lots 2005 Long-Term Incentive Plan	35

ii

Grants of Plan-Based Awards in Fiscal 2008	37
Outstanding Equity Awards at 2008 Fiscal Year-End	38
Option Exercises and Stock Vested in Fiscal 2008	39
Pension Benefits	39
Pension Plan and Supplemental Pension Plan	39
Pension Benefits Table for Fiscal 2008	41
Nonqualified Deferred Compensation	41
Supplemental Savings Plan	41
Nonqualified Deferred Compensation Table for Fiscal 2008	42
Potential Payments Upon Termination or Change in Control	42
Rights Under Post-Termination and Change in Control Arrangements	42
Change in Control Described	43
Estimated Payments if Triggering Event Occurred at 2008 Fiscal Year-End	44
Steven S. Fishman	45
Joe R. Cooper	45
Brad A. Waite	46
John C. Martin	46
Lisa M. Bachmann	47
AUDIT COMMITTEE DISCLOSURE	47
General Information	47
Independent Registered Public Accounting Firm	48
Audit and Non-Audit Services Pre-Approval Policy	48
Fees Paid to Independent Registered Public Accounting Firm	48
Audit Committee Report	49
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT
OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009	49
PROPOSAL THREE: SHAREHOLDER PROPOSAL
REGARDING MAJORITY VOTING IN UNCONTESTED
DIRECTOR ELECTIONS	49
Shareholder Proposal and Supporting Statement	49
Board of Directors’ Statement in Opposition to Shareholder Proposal	50
SHAREHOLDER PROPOSALS	52
ANNUAL REPORT ON FORM 10-K	52
PROXY SOLICITATION COSTS	52
OTHER MATTERS	53

iii

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

____________________

PROXY STATEMENT
____________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our” and “Big Lots”), for use at the 2009 Annual Meeting of Shareholders to be held on May 28, 2009 (“Annual Meeting”), at our corporate offices located at 300 Phillipi Road, Columbus, Ohio at 9:00 a.m. EDT. On or about April 14, 2009, we began mailing to our shareholders of record at the close of business on March 30, 2009, a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended January 31, 2009 (“fiscal 2008”).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to (i) elect nine directors to the Board, (ii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010 (“fiscal 2009”), (iii) consider a shareholder proposal, if properly presented at the Annual Meeting, and (iv) transact such other business as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those shareholders of record at the close of business on March 30, 2009, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. At the record date, we had outstanding 82,570,748 common shares, $0.01 par value per share. Each of the outstanding common shares entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. The holders of common shares have no cumulative voting rights in the election of directors. All voting shall be governed by our Code of Regulations and the General Corporation Law of the State of Ohio.

Registered Shareholders and Beneficial Shareholders

If our common shares are registered in your name directly with our transfer agent, National City Bank (a subsidiary of The PNC Financial Services Group, Inc.), you are considered, with respect to those common shares, a registered shareholder. If our common shares are held for you in a brokerage account or by a bank or other holder of record, you are considered the beneficial shareholder of the common shares held in street name.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.

A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting such materials.

For beneficial shareholders, a notice directing you to the website at which you will find our proxy materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those common shares, the registered shareholder. Your broker, bank or other holder of record also provided instructions on how you may request a paper or email copy of our proxy materials, if you prefer. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they received from their broker, bank or other holder of record.

To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Attendance at the Annual Meeting

All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m. EDT, and the Annual Meeting will begin at 9:00 a.m. EDT. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your common shares as a beneficial shareholder, you will need to check in at the Annual Meeting registration desk and present a copy of a brokerage or bank statement reflecting your stock ownership as of the record date.

How to Vote

After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.proxyvote.com to access our proxy materials. You will have the opportunity to vote your common shares online at www.proxyvote.com until May 27, 2009 at 11:59 p.m. EDT. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). If, after receiving the Notice of Internet Availability, you request (via toll-free telephone number, e-mail or online) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card and returning it in accordance with the instructions provided. If you properly complete your proxy online or you complete, date, sign and return your proxy card on or before May 27, 2009 at 11:59 p.m. EDT, your common shares will be voted as you direct. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person.

A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Corporate Secretary a written notice of revocation or duly executing a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Beneficial shareholders should follow the procedures and directions set forth in the materials they will receive from the broker, bank or other holder of record who is the registered holder of their common shares (i) to instruct such registered holder how to vote those common shares or (ii) to revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain a completed form of proxy from the broker, bank or other holder of record who is the registered holder of their common shares.

Householding

SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the annual report to shareholders, proxy statement and Notice of Internet Availability if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the annual report to shareholders, proxy statement and Notice of Internet Availability. Upon request, we will promptly deliver a separate copy of the annual report to shareholders, proxy statement and Notice of Internet Availability, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.

You may revoke your consent for householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling 1-800-542-1061, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your instructions, at which time you will receive separate copies of these documents.

Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.

Tabulation of Votes

Tabulation of the votes cast at the Annual Meeting will be performed by Broadridge, as inspected by our duly appointed inspectors of election.

Board’s Recommendations

Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote (i) FOR the election of the nominated slate of directors (see Proposal One), (ii) FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009 (see Proposal Two), and (iii) AGAINST the shareholder proposal (see Proposal Three). If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be represented at the Annual Meeting for purposes of establishing a quorum.

Vote Required to Approve a Proposal

Proposal One

For purposes of Proposal One, the nine director nominees receiving the greatest number of votes cast shall be elected as directors. A properly executed proxy marked as withholding authority with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated, although it will be counted for purposes of determining whether there is a quorum. If you are a beneficial shareholder, your broker, bank or other holder of record who is the registered holder of your common shares is permitted to vote your common shares for the election of directors even if the broker, bank or other holder of record does not receive voting instructions from you.

Under our Corporate Governance Guidelines, in an uncontested election (i.e., when all nominees are recommended by the Board and the number of nominees is equal to or less than the number of Board seats), any nominee for director who receives fewer votes “for” his or her election than votes “withheld” is required to promptly tender to the chair of the Nominating/Corporate Governance Committee a letter of resignation from the Board. See the “Governance — Majority Vote Policy” section of this Proxy Statement for more information about this policy.

Other Matters

For purposes of Proposal Two, Proposal Three and any other matters that may properly come before the Annual Meeting, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. A properly executed proxy marked “abstain” with respect to Proposal Two, Proposal Three or any other matter that may properly come before the Annual Meeting will not be voted with respect to such matter, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.

If you are a beneficial shareholder, your broker, bank or other holder of record may not be permitted to exercise discretionary voting power with respect to some of the matters to be acted upon. Thus, if you do not give your broker, bank or other holder of record specific voting instructions, your common shares may not be voted on those matters and may not be counted in determining the number of common shares necessary for approval. Without your voting instructions on such matters, a broker non-vote may occur. Common shares represented by broker non-votes will, however, be counted in determining whether there is a quorum.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, the common shares represented by proxies will be voted, unless otherwise specified, for the election of the nine director nominees named below. All nine nominees are currently directors on the Board. Proxies cannot be voted at the Annual Meeting for more than nine persons.

Set forth below is certain information relating to the director nominees. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

		Principal Occupation	Director
Name	Age	for the Past Five or More Years	Since
Jeffrey P. Berger	59	Former Executive Vice President, Global Foodservice, and former President and Chief Executive Officer, Heinz North America Foodservice (manufacturer and marketer of processed food products).	2006
Steven S. Fishman	58	Chairman, Chief Executive Officer and President of Big Lots; former President, Chief Executive Officer and Chief Restructuring Officer, Rhodes, Inc. (furniture retailer) – Rhodes, Inc. filed for bankruptcy on November 4, 2004; former Chairman and Chief Executive Officer, Frank’s Nursery & Crafts, Inc. (lawn and garden specialty retailer) – Frank’s Nursery & Crafts, Inc. filed for bankruptcy on September 8, 2004; former President and Founder, SSF Resources, Inc. (investment and consulting).	2005
Peter J. Hayes	66	Former Chief Operating Officer, Variety Wholesalers, Inc. (retailer); former President and Chief Operating Officer, Family Dollar Stores, Inc. (retailer); former Chairman and Chief Executive Officer, Gold Circle/Richway divisions of Federated Department Stores, Inc. (retailer).	2008
David T. Kollat	70	President and Founder, 22, Inc. (research and management consulting).	1990
Brenda J. Lauderback	58	Former President – Wholesale Group, Nine West Group, Inc. (retail and wholesale footwear); former President – Footwear Wholesale, U.S. Shoe Corporation (retail and wholesale footwear); former Vice President, General Merchandise Manager, Dayton Hudson Corporation (retail stores).	1997
Philip E. Mallott	51	Independent financial consultant; retail stock analyst, Coker & Palmer (securities brokerage services); former Vice President and Chief Financial Officer, Intimate Brands, Inc. (retail stores).	2003
Russell Solt	61	Former Director of Investor Relations, West Marine, Inc. (specialty retailer and catalog company); former Executive Vice President and Chief Financial Officer, West Marine, Inc.	2003
James R. Tener	59	Former President and Chief Operating Officer, Brook Mays Music Company (retail and wholesale music) – Brook Mays Music Company filed for bankruptcy on July 11, 2006; former Chief Operating Officer, The Sports Authority (sporting goods retailer).	2005
Dennis B. Tishkoff	65	Chairman and Chief Executive Officer, Drew Shoe Corporation (footwear manufacturer, importer, exporter, retailer and wholesaler); President, Tishkoff and Associates, Inc. (retail consultant); former President and Chief Executive Officer, Shoe Corporation of America (footwear retailer).	1991

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE

Current Members of the Board

The members of the Board as of the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below. The Board has standing Audit, Compensation, and Nominating/Corporate Governance Committees. Each committee reports on its activities to the Board.

	Audit	Compensation	Nominating/Corporate
Director	Committee	Committee	Governance Committee
Jeffrey P. Berger	*		*
Steven S. Fishman
Peter J. Hayes
David T. Kollat			**
Brenda J. Lauderback			*
Philip E. Mallott	**
Russell Solt	*	*
James R. Tener		*
Dennis B. Tishkoff		**
____________________

*	Committee Member

**	Committee Chair

Board Meetings in Fiscal 2008

Five meetings of the Board were held during fiscal 2008. During fiscal 2008, each director attended at least 75% of the aggregate of all meetings of the Board and all meetings held by the committees on which he or she served (in each case, held during the periods that he or she served). It is our policy that each director nominee standing for election be present at the annual meeting of shareholders. Each director listed above attended the most recent annual meeting of shareholders held in May 2008, except for Mr. Hayes who did not become a director until December 5, 2008, when he was appointed to fill the vacancy created by Sheldon M. Berman’s resignation. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders, the Board, and the committees of which he or she is a member.

Role of the Board’s Committees

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to: (i) the integrity of the financial reports and other financial information provided by us to our shareholders and others; (ii) our compliance with legal and regulatory requirements; (iii) the engagement of our independent registered public accounting firm and the evaluation of the firm’s qualifications, independence and performance; (iv) the performance of our system of internal controls; and (v) our audit, accounting and financial reporting processes generally. The Audit Committee was established in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”), and each of its members is independent as required by the Audit Committee’s charter and by the applicable New York Stock Exchange (“NYSE”) and SEC rules. The Board has determined that Mr. Mallott, Mr. Berger and Mr. Solt each satisfy the standards for an “audit committee financial expert,” as defined by applicable SEC rules. Each member of the Audit Committee is “financially literate,” as required by NYSE rules.

The functions of the Audit Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. A copy may also be obtained, without charge, upon written request to our Corporate Secretary. The Audit Committee met eight times during fiscal 2008.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs, including the compensation program for the members of our executive management committee (“EMC”). The EMC is currently comprised of 11 employees – the five executives named in the Summary Compensation Table (“named executive officers”) and all other senior vice presidents.

The Compensation Committee is involved in establishing our general compensation philosophy, overseeing the development of our compensation programs, reviewing and recommending to the Board the compensation for the EMC members, administering our equity-based compensation plans, and reporting on the entirety of the executive compensation program to the Board. All members of the Compensation Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Compensation Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. A copy may also be obtained, without charge, upon written request to our Corporate Secretary. The Compensation Committee met four times during fiscal 2008.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is responsible for recommending individuals to the Board for nomination as members of the Board and its committees, taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines, and reviewing the compensation of the Board and recommending any changes to the Board for its approval. All members of the Nominating/Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Nominating/Corporate Governance Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. A copy may also be obtained, without charge, upon written request to our Corporate Secretary. The Nominating/Corporate Governance Committee met four times during fiscal 2008.

The Corporate Governance Guidelines, which comply with NYSE rules, can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. A copy may also be obtained, without charge, upon written request to our Corporate Secretary.

Selection of Nominees by the Board

The Nominating/Corporate Governance Committee has oversight over a broad range of issues surrounding the composition and operation of the Board. The Nominating/Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating/Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating/Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Committee, the Committee does consider factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, diversity, age, and compatibility with our CEO and other members of the Board. The Nominating/ Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and the need for committee expertise. The Nominating/Corporate Governance Committee confers with the Board as to the criteria it intends to apply before the search for a new director nominee is commenced.

In identifying potential candidates for Board membership, the Nominating/Corporate Governance Committee considers recommendations from the Board, shareholders and management. A shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating/ Corporate Governance Committee, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

Pursuant to its written charter, the Nominating/Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. No such firm was retained in connection with the selection of the director nominees proposed for election at the Annual Meeting.

After completing the evaluation of a prospective nominee, the Nominating/Corporate Governance Committee may make a recommendation to the Board that the targeted individual be nominated by the Board, and the Board then decides whether to approve a nominee after considering the recommendation and report of the Nominating/ Corporate Governance Committee. Any invitation to join the Board is extended to a prospective nominee through the chair of the Nominating/Corporate Governance Committee and our CEO, after approval by the Board.

In fiscal 2008, Mr. Hayes was identified by the Board to replace Mr. Berman. After evaluating Mr. Hayes, the Nominating/Corporate Governance Committee recommended to the Board that he be appointed to fill the vacancy created upon Mr. Berman’s retirement, and the Board approved Mr. Hayes’ appointment on December 5, 2008.

Majority Vote Policy

The Board adopted a majority vote policy in our Corporate Governance Guidelines. This policy requires any nominee for director in an uncontested election (i.e., when all nominees are recommended by the Board and the number of nominees is equal to or less than the number of Board seats) at an annual meeting of shareholders who receives fewer votes “for” his or her election than votes “withheld” from such election to promptly tender his or her resignation from the Board. Upon its receipt of such resignation, the Nominating/Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action, such as reject the resignation and address the apparent underlying cause of the withheld votes. The Board will act on the recommendation of the Nominating/Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating/Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of Big Lots and our shareholders and may consider any factors and other information they deem relevant. We will promptly publicly disclose the Board’s decision in a periodic or current report to the SEC.

Determination of Director Independence

Pursuant to the Corporate Governance Guidelines, the Board undertook its most recent annual review of director independence in March 2009. During this annual review, the Board considered all transactions, relationships and arrangements between each director, his or her affiliates, and any member of his or her immediate family, on one hand, and Big Lots, its subsidiaries and members of senior management, on the other hand. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent in accordance with NYSE rules.

As a result of this review, the Board affirmatively determined that, with the exception of Mr. Fishman, all of the directors nominated for election at the Annual Meeting are independent of Big Lots, its subsidiaries and its management under the standards set forth by NYSE rules, and no director nominee has a material relationship with Big Lots, its subsidiaries or its management aside from his or her service as a director. Mr. Fishman is not an independent director due to his employment with Big Lots.

In determining that each of the directors other than Mr. Fishman is independent, the Board considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are executive officers or directors, none of which approached the disqualifying thresholds set forth in the NYSE rules. Accordingly, the Board determined that each of the transactions and relationships it considered was immaterial and did not impair the independence of any of the directors.

Related Person Transactions

The Board and the Nominating/Corporate Governance Committee have the responsibility for monitoring compliance with our corporate governance policies, practices and guidelines applicable to our directors, nominees for director, officers and employees. The Board and the Nominating/Corporate Governance Committee have also enlisted the assistance of our General Counsel and human resources management to fulfill this duty. Our written Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and human resources policies address governance matters and prohibit, without the consent of the Board or the Nominating/Corporate Governance Committee, directors, officers and employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.

Pursuant to our written related person transaction policy, the Nominating/Corporate Governance Committee also evaluates “related person transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships): (i) involving more than $120,000 in which we and any of our directors, nominees for director, executive officers, holders of more than five percent of our common shares, or their immediate family members were or are to be a participant; and (ii) in which such related person had or will have a direct or indirect material interest. Under our policy, our directors, executive officers and other members of management are responsible for bringing all transactions, whether proposed or existing, of which they have knowledge and that they believe may constitute related person transactions to the attention of our General Counsel. If our General Counsel determines that the transaction constitutes a related person transaction, our General Counsel will notify the chair of the Nominating/ Corporate Governance Committee. Thereafter, the Nominating/Corporate Governance Committee will review, considering all factors and information it deems relevant, and either approve, ratify or disapprove the related person transaction in light of what it believes to be the best interests of Big Lots and our shareholders. Examples of factors and information that the Nominating/Corporate Governance Committee may consider include: (i) the reasons for entering into the transaction; (ii) the terms of the transaction; (iii) the benefits of the transaction to us; (iv) the comparability of the transaction to similar transactions with unrelated third parties; (v) the materiality of the transaction to each party; (vi) the nature of the related person’s interest in the transaction; (vii) the potential impact of the transaction on the status of an independent outside director; and (viii) the alternatives to the transaction.

Additionally, on an annual basis, each director, nominee for director and executive officer is obligated to complete a questionnaire that requires written disclosure of any related person transaction. These questionnaires are reviewed by the Nominating/Corporate Governance Committee and our General Counsel to identify any potential conflicts of interest or potential related person transactions.

Based on our most recent review conducted in the first quarter of fiscal 2009, we have not engaged in any related person transactions since the beginning of fiscal 2008.

Presiding Member of the Board

The Board has a presiding director whose primary responsibility is to preside over executive sessions of the Board in which management directors and other members of management are not present. The role of presiding director is rotated among the independent, non-management directors (“outside directors”). The presiding director is responsible for establishing an agenda for the session over which he or she presides and, upon the conclusion of an executive session of the Board, meeting with our chief executive officer (“CEO”) to address the matters discussed during the executive session.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. We also have a Code of Ethics for Financial Professionals which is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. A copy may also be obtained, without charge, upon written request to our Corporate Secretary. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, at this location on our website.

Other Directorships

Mr. Kollat is a director of Limited Brands, Inc. (where he is a member of the compensation committee and the finance committee), Select Comfort Corporation (where he is a member of the compensation committee and the corporate governance and nominating committee), and Wolverine World Wide, Inc. (where he is the lead director and a member of the compensation committee). Ms. Lauderback is a director of Denny’s Corporation (where she is a member of the compensation and incentives committee and the corporate governance and nominating committee), Irwin Financial Corporation (where she is a member of the audit committee and the compensation committee), Select Comfort Corporation (where she is the chair of the corporate governance and nominating committee), and Wolverine World Wide, Inc. (where she is the chair of the governance committee and a member of the audit committee). Mr. Mallott is a director of Tween Brands, Inc. (where he is the chair of the audit committee and a member of the nominating and governance committee).

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, Mr. Solt, Mr. Tener and Mr. Tishkoff served on our Compensation Committee. No member of our Compensation Committee serves or has served at any time as one of our officers or employees or has or, during fiscal 2008, had a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during fiscal 2008, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or Compensation Committee.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the outside directors as a group, may do so by choosing one of the following options:

Call the Board at:	(866) 834-7325
Write to the Board at:	Big Lots Board of Directors, 300 Phillipi Road, Columbus, Ohio 43228-5311
E-mail the Board at:	www.biglots.ethicspoint.com

Under a process approved by the Nominating/Corporate Governance Committee for handling correspondence received by us and addressed to outside directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by us and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the members of the Nominating/Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially. Except when communications are sent anonymously or confidentially, parties sending written communications to the Board will receive a written acknowledgement upon our receipt of the communication.

DIRECTOR COMPENSATION

Under the Big Lots, Inc. Non-Employee Director Compensation Package established by the Board, each outside director is compensated for Board and committee participation in the form of retainers and fees and a restricted stock award.

Retainers and Fees

The retainers and fees for outside directors in fiscal 2008 consisted of: (i) an annual retainer of $45,000; (ii) an additional annual retainer of $15,000 for the chair of the Audit Committee; (iii) an additional annual retainer of $10,000 for the chairs of the Compensation Committee and the Nominating/Corporate Governance Committee; (iv) $1,500 for each Board meeting attended in person; (v) $1,250 for each committee meeting attended in person; (vi) $500 for each Board or committee meeting attended telephonically; and (vii) the ability to nominate a charity to receive a donation of up to $10,000 from us. During fiscal 2008, Messrs. Berger, Berman (until December 5, 2008), Hayes (beginning on December 5, 2008), Kollat, Mallott, Solt, Tener and Tishkoff, and Ms. Lauderback qualified as outside directors and, thus, received compensation for their Board service. Due to his employment with us, Mr. Fishman did not qualify as an outside director and did not receive compensation for his service as a director. The compensation received by Mr. Fishman as an employee is shown in the Summary Compensation Table included in this Proxy Statement.

Restricted Stock

In fiscal 2008, the outside directors also received a restricted stock award having a grant date fair value equal to approximately $75,000 (2,425 common shares). The fiscal 2008 restricted stock awards were made in June 2008 under the Big Lots 2005 Long-Term Incentive Plan (“2005 Incentive Plan”). The restricted stock awarded to the outside directors in fiscal 2008 will vest on the earlier of (i) the trading day immediately preceding the Annual Meeting, or (ii) the outside director’s death or disability (as that term is defined in the 2005 Incentive Plan). However, the restricted stock will not vest if the outside director ceases to serve on the Board before either vesting event occurs.

Director Compensation Table for Fiscal 2008

The following table summarizes the compensation earned by each outside director for his or her Board service in fiscal 2008.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred	All
	or	Stock	Option	Incentive Plan	Compensation	Other
Name	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(1)	($)	($)(2)(3)	($)(4)(5)	($)	($)	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Berger	56,750	50,962	66,895	—	—	10,000	184,607
Mr. Berman	47,775	50,962	82,111	—	—	10,000	190,848
Mr. Hayes	8,475	—	—	—	—	—	8,475
Mr. Kollat	66,500	50,962	154,387	—	—	10,000	281,849
Ms. Lauderback	56,500	50,962	81,974	—	—	10,000	199,436
Mr. Mallott	73,500	50,962	78,157	—	—	10,000	212,619
Mr. Solt	62,750	50,962	81,912	—	—	10,000	205,624
Mr. Tener	55,750	50,962	80,120	—	—	—	186,832
Mr. Tishkoff	65,750	50,962	91,963	—	—	10,000	218,675

____________________

(1)	Mr. Hayes joined the Board on December 5, 2008, and Mr. Berman resigned from the Board on December 5, 2008.

(2)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2008 in accordance with Financial Accounting Standards Board Statement No. 123(R) (“FAS 123R”), disregarding any estimate of forfeitures related to service-based vesting conditions, in connection with the restricted stock awards granted to the outside directors in fiscal 2008. See Note 7 (Share-Based Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Share-Based Compensation section of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) in our Annual Report on Form 10-K for fiscal 2008 (“Form 10-K”) regarding the assumptions underlying the valuation of equity awards. The full grant date fair value of the fiscal 2008 restricted stock award granted to each nominee for director (excluding Mr. Hayes who was not a director when the award was granted in June 2008), computed in accordance with FAS 123R, was $74,981. In connection with his resignation, Mr. Berman forfeited the restricted stock award granted to him in fiscal 2008 (i.e., 2,425 common shares forfeited).

(3)	As of January 31, 2009, each individual included in the table held the following number of shares of restricted stock: Mr. Berger: 2,425; Mr. Berman: 0; Mr. Hayes: 0; Mr. Kollat: 2,425; Ms. Lauderback: 2,425; Mr. Mallott: 2,425; Mr. Solt: 2,425; Mr. Tener: 2,425; and Mr. Tishkoff: 2,425.

(4)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2008 in accordance with FAS 123R, disregarding any estimate of forfeitures related to service-based vesting conditions, in connection with stock option awards granted to the outside directors prior to fiscal 2008. See Note 7 (Share-Based Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Share-Based Compensation section of MD&A in our Form 10-K regarding the assumptions underlying the valuation of equity awards. Prior to fiscal 2008, the outside directors received an annual stock option award under the Big Lots, Inc. Amended and Restated Director Stock Option Plan (“DSO Plan”). The DSO Plan was terminated on May 30, 2008 and no stock option awards were granted to any outside directors in fiscal 2008. Thus, the amounts in this column reflect option awards granted prior to fiscal 2008. In connection with his resignation, Mr. Berman forfeited the then-unvested portion of the stock options granted to him in fiscal 2006 (i.e., option to purchase 4,000 common shares forfeited) and fiscal 2007 (i.e., option to purchase 8,000 common shares forfeited). The amount reflected in this column is greater for Mr. Kollat than each of the other outside directors because: (i) the DSO Plan provided that unvested stock options vest upon reaching the date of our annual meeting of shareholders following the director’s 70th birthday while serving as an outside director; (ii) Mr. Kollat turned age 70 prior to the Annual Meeting; and (iii) FAS 123R requires us to amortize the related stock option expense in anticipation of the accelerated vesting event (i.e., amortize the FAS 123R cost of the stock option award over a shorter period of time than would be used if the vesting of the stock option award was not accelerated).

(5)	As of January 31, 2009, each individual included in the table held stock options to purchase the following number of common shares: Mr. Berger: 20,000; Mr. Berman: 10,000; Mr. Hayes: 0; Mr. Kollat: 75,000; Ms. Lauderback: 50,000; Mr. Mallott: 39,500; Mr. Solt: 36,000; Mr. Tener: 30,000; and Mr. Tishkoff: 24,000.

(6)	Amounts in this column reflect payments made by us during fiscal 2008 to charitable organizations nominated by the specified directors pursuant to the Big Lots, Inc. Non-Employee Director Compensation Package.

STOCK OWNERSHIP

Ownership of Our Common Shares by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of our common shares by each holder of more than five percent of our common shares, each director, each of the executive officers named in the Summary Compensation Table, and all our executive officers and directors as a group. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of the record date, March 30, 2009.

	Amount and Nature of	Percent of
Name of Beneficial	Beneficial Ownership	Outstanding
Owner or Identity of Group	(1)	Common Shares
Lisa M. Bachmann	186,187	*
Jeffrey P. Berger	12,425	*
Joe R. Cooper	111,967	*
Steven S. Fishman	1,097,558	1.3%
Peter J. Hayes	0	*
David T. Kollat	86,490	*
Brenda J. Lauderback	40,725	*
Philip E. Mallott	32,925	*
John C. Martin	180,268	*
Russell Solt	28,425	*
James R. Tener	25,425	*
Dennis B. Tishkoff	17,034	*
Brad A. Waite	94,750	*
Barclays Global Investors, NA. (2)	7,575,873	9.2%
State Street Bank and Trust Company (3)	5,398,822	6.6%
Invesco Ltd. (4)	4,873,888	5.9%
Westport Asset Management, Inc. (5)	4,726,503	5.8%
Sasco Capital, Inc. (6)	4,478,800	5.5%
The Vanguard Group, Inc. (7)	4,187,197	5.1%
All directors and executive officers as a group (21 persons)	2,492,816	3.0%
____________________

*	Represents less than 1.0% of the outstanding common shares.

(1)	Each person named in the table has sole voting power and sole dispositive power with respect to all common shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of the record date under stock options exercisable within that period. The number of common shares that may be acquired within 60 days of the record date under stock options exercisable within that period are as follows: Mrs. Bachmann: 137,437; Mr. Berger: 8,000; Mr. Cooper: 61,187; Mr. Fishman: 449,508; Mr. Hayes: 0; Mr. Kollat: 75,000; Ms. Lauderback: 38,000; Mr. Mallott: 27,500; Mr. Martin: 99,300; Mr. Solt: 24,000; Mr. Tener: 18,000; Mr. Tishkoff: 12,000; Mr. Waite: 54,750; and all directors and executive officers as a group: 1,369,582.

(2)	In its joint statement on Schedule 13G filed on February 5, 2009, Barclays Global Investors, NA., 400 Howard Street, San Francisco, CA 94105, stated that it and the other reporting persons named therein collectively beneficially owned the number of common shares reported in the table as of December 31, 2008, had sole voting power over 6,487,123 of the shares, had sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares. Of the aggregate amounts reported, the following beneficial ownership was reported by the reporting persons named in the Schedule 13G: (i) Barclays Global Investors, NA. stated that it beneficially owned 5,844,314 of the shares, had sole voting power over 4,843,221 of the shares, and had sole dispositive power over 5,844,314 of the shares; (ii) Barclays Global Fund Advisors, 400 Howard Street, San Francisco, CA 94105, stated that it had sole voting power over 957,046 of the shares and sole dispositive power over 962,156 of the shares; (iii) Barclays Global Investors, Ltd, Murray House, 1 Royal Mint Court, London EC3N 4HH, England, stated that it had sole voting power over 232,048 of the shares and sole dispositive power over 314,595 of the shares; (iv) Barclays Global Investors Japan Limited, Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402, Japan, stated that it had sole voting and sole dispositive power over 269,389 of the shares; (v) Barclays Global Investors Canada Limited, Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Ontario M5J 2S1, Canada, stated that that it had sole voting and sole dispositive power over 175,493 of the shares; and (vi) Barclays Global Investors Australia Limited, Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 122C, stated that it had sole voting and sole dispositive power over 9,926 of the shares.

(3)	In its Schedule 13G filed on February 13, 2009, State Street Bank and Trust Company, Trustee, One Lincoln Street, Boston, MA 02111, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2008, had sole voting power and shared dispositive power over all of the shares, and had no shared voting power or sole dispositive power over the shares.

(4)	In its joint statement on Schedule 13G/A filed on February 13, 2009, Invesco Ltd., 1555 Peachtree Street NE, Atlanta, GA 30309, stated that it and the other reporting persons named therein collectively beneficially owned the number of common shares reported in the table as of December 31, 2008, had sole voting power over 3,652,090 of the shares, had no shared voting power over the shares, had sole dispositive power over 4,770,788 of the shares, and had shared dispositive power over 103,100 of the shares. Of the aggregate amounts reported, the following beneficial ownership was reported by the reporting persons named in the Schedule 13G/A: (i) Invesco Institutional (N.A.), Inc. stated that it had sole voting power over 2,345,570 of the shares, sole dispositive power over 3,258,220 of the shares, and shared dispositive power 103,100 of the shares; (ii) Invesco Asset Management Limited stated that it had sole voting power and sole dispositive power over 254,603 of the shares; (iii) Invesco Asset Management Deutschland GmbH stated that it had sole voting power over 83,511 of the shares and sole dispositive power over 185,211 of the shares; (iv) Invesco Aim Advisors, Inc. stated that it had sole voting power and sole dispositive power over 515,934 of the shares; (v) Invesco Aim Capital Management, Inc. stated that it had sole voting power and sole dispositive power over 333,656 of the shares; (vi) Invesco Asset Management (Japan) Limited stated that it had sole voting power and sole dispositive power over 37,900 of the shares; (vii) Invesco Asset Management, S.A. stated that it had sole voting power and sole dispositive power over 27,988 of the shares; (viii) Invesco Asset Management Österreich GmbH stated that it had sole voting power and sole dispositive power over 23,100 of the shares; (ix) Invesco PowerShares Capital Management LLC stated that it had sole voting power and sole dispositive power over 12,407 of the shares; (x) Invesco Kapitalanlagegesellschaft GmbH stated that it had sole voting power and sole dispositive power over 9,100 of the shares; (xi) Invesco Global Asset Management (N.A.), Inc. stated that it had sole voting power and sole dispositive power over 8,086 of the shares; (xii) Invesco PowerShares Capital Management Ireland Ltd. stated that it had sole voting power and sole dispositive power over 235 of the shares; (xiii) Invesco Management S.A. stated that it had sole dispositive power over 103,300 of the shares; and (xiv) Stein Roe Investment Counsel, Inc. stated that it had sole dispositive power over 1,048 of the shares.

(5)	In its Schedule 13G/A filed on February 13, 2009, Westport Asset Management, Inc., 253 Riverside Avenue, Westport, CT 06880, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2008, had sole voting power and sole dispositive power over 1,313,056 of the shares, had shared voting power over 3,274,322 of the shares, and had shared dispositive power over 3,413,447 of the shares. According to the Schedule 13G/A, Westport Asset Management, Inc. owns 50% of Westport Advisors LLC, an investment advisor with whom it shares voting and dispositive power over 3,274,322 of the shares.

(6)	In its Schedule 13G/A filed on February 13, 2009, Sasco Capital, Inc., 10 Sasco Hill Road, Fairfield, CT 06824, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2008, had sole voting power over 1,966,550 of the shares, had sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares.

(7)	In its Schedule 13G/A filed on February 13, 2009, The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2008, had sole voting power over 90,376 of the shares, had sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, was the beneficial owner and directs the voting of 90,376 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Executive officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the Section 16(a) reports filed on behalf of these persons with the SEC and the written representations of our directors and executive officers that no other reports were required by them, we believe that all of our directors and executive officers and greater than 10% shareholders complied during fiscal 2008 with the reporting requirements of Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and our Form 10-K.

Members of the Compensation Committee

Dennis B. Tishkoff, Chair
Russell Solt
James R. Tener

Compensation Discussion and Analysis

Overview of Our Executive Compensation Program

Philosophy and Objectives

We believe it is important to provide competitive compensation to attract and retain talented executives to lead our business. We also believe an executive compensation program should encourage high levels of corporate and individual performance by motivating executives to continually improve our business in order to promote sustained profitability and enhanced shareholder value. This philosophy drives our executive compensation program.

Consistent with our philosophy, each of the named executive officer’s total compensation varies based on his or her leadership, performance, experience, responsibilities and the achievement of financial and business goals. To better ensure that our executive compensation program advances the interests of our shareholders, the value of bonus opportunities and equity awards under the program depends upon our financial performance and/or the price of our common shares. As a named executive officer’s level of responsibility and the potential impact that a named executive officer could have on our operations and financial condition increase, the percentage of the named executive officer’s compensation at risk through bonus and equity incentive compensation also increases.

The Board and the Compensation Committee of the Board (which we refer to as the “Committee” throughout this CD&A) periodically reviews our executive compensation philosophy and considers factors that may influence a change in our executive compensation philosophy. Consistent with our executive compensation philosophy, the Committee has identified the following key objectives for our executive compensation program:

  Attract and retain executives by paying them amounts and offering them elements of compensation that are competitive and consistent with most companies in our peer groups.

We believe a key factor in attracting and retaining qualified executives is to provide total compensation that meets or exceeds the total compensation paid by companies in our compensation “peer groups” discussed in the “Comparative Compensation Data” section of this CD&A. In addition, we believe most executives who consider changing employers expect the same types of compensation elements as are provided by our peer groups and/or their current employer. While we do not generally structure our executive compensation program to be competitive with employers outside of our peer groups (although we may do so in order to attract a particular candidate that we believe is well-suited for our business), we believe it is necessary to offer candidates elements of compensation consistent with other companies within our peer groups. We believe the amounts and elements of compensation that we offer make us competitive within our peer groups, and offering competitive packages has enabled us in recent years to attract and retain quality executives. We believe failing to offer competitive amounts and elements of compensation to candidates and our executives would impair our ability to attract and retain a high level of executive talent.

Each of the elements of compensation we provide serves a different role in attracting and retaining executives. Salary serves as a short-term retention tool. Bonus under the Big Lots 2006 Bonus Plan (“2006 Bonus Plan”) is based on annual corporate financial performance and is designed primarily to retain executives on a year-to-year basis. Stock options issued under the 2005 Incentive Plan vest over four years in prorated annual increments and provide executives with an incentive to remain with us through the seven-year term of the stock option. Restricted stock awarded to executives under the 2005 Incentive Plan encourages executives to remain with us for up to five years after the award date, as such restricted stock generally only vests if (i) we meet a threshold corporate financial goal (“first trigger”) and (ii) either we meet another more challenging corporate financial goal (“second trigger”) or five years lapse. Accordingly, the restricted stock encourages retention for up to five years, with the period being reduced if we are performing at a high level. We believe that the perceived value to the executives of the personal benefits and perquisites we offer to them, while immaterial to us in amount, and the convenience of having these benefits when faced with the demands of their positions, makes them a meaningful element of our compensation program.

  Motivate executives to contribute to our success and reward them for their performance.

  We use the bonus and equity elements of our executive compensation program as the primary tools to motivate our executives to continually improve our business in order to promote sustainable profitability and enhanced shareholder value. These compensation elements provide executives with meaningful incentives to exceed the corporate financial goals set by our Board each year.

  For an executive to earn a bonus under the 2006 Bonus Plan, we must achieve a minimum corporate performance amount established by the Committee at a time when achievement of that amount is substantially uncertain. Although bonuses will be paid to executives under the 2006 Bonus Plan for fiscal years in which we achieve minimum or target corporate performance amounts, our executives also have an opportunity to earn up to double the amount of their target bonus compensation if we exceed the target corporate performance amount. Conversely, if we do not meet the minimum corporate performance amount, executives do not receive a bonus under the 2006 Bonus Plan. We believe this structure is essential to motivate executives to not only meet the goals we set, but also to surpass those goals.

  Restricted stock granted to executives under the 2005 Incentive Plan is a full value award. Accordingly, we believe it is appropriate to require us to achieve at least a threshold corporate financial goal (i.e., the first trigger) before restricted stock issued under the 2005 Incentive Plan may vest. We believe imposing a performance requirement in the form of a corporate financial goal, which is established by the Committee at a time when achievement of the goal is substantially uncertain, encourages positive performance and protects our other shareholders from dilution in the absence of our performance. As discussed above, restricted stock awarded to our executives vests on an accelerated basis if we achieve the second trigger. The second trigger is established when the award is made, and is typically based on a projected multi-year operating plan. While the restricted stock awarded to our executives may vest after several years if we perform in line with our goals, our executives have an incentive to meet or exceed those goals at a faster rate in order to accelerate the vesting of their restricted stock.

  Align the interests of executives and shareholders through incentive-based executive compensation.

  We pay bonuses to executives under the 2006 Bonus Plan only if we meet or exceed corporate performance goals. Stock options awarded under the 2005 Incentive Plan are valuable only if the market price of our common shares increases over the exercise price during the period in which the stock options may be exercised. Restricted stock awarded under the 2005 Incentive Plan vests only if we achieve a threshold corporate performance goal (i.e., the first trigger) and its value is determined by the market price of our common shares. Accordingly, the realization and value of each of these elements of compensation is dependent upon our performance and/or the appreciation in the value of our common shares.

  In fiscal 2008, 79.1% of the total compensation earned by the named executive officers was derived from incentive compensation in the form of bonuses (non-equity incentive plan compensation), stock options and restricted stock, as each is reflected on the Summary Compensation Table. We believe this demonstrates that our executive compensation program is closely aligned with the interests of our shareholders. We do not apply a specific formula or set a specific percentage at which incentive compensation is targeted or awarded for each named executive officer. Rather, the amount of total compensation that may be earned by each named executive officer through these forms of incentive compensation is subjectively determined based on each named executive officer’s level of responsibility and potential impact on our operations and financial condition. The percentage of total compensation that a named executive officer may earn through these forms of incentive compensation generally increases as the executive’s level of responsibility and impact on our business increases.

  Following the end of each fiscal year, we calculate and review each named executive officer’s annual “at-risk incentive compensation” as a percentage of his or her annual “total executive compensation awarded” to evaluate the effectiveness of our incentive compensation at meeting our objective of aligning executive compensation with the interests of our shareholders. The calculation is computed as follows:

At-Risk Incentive Compensation as a Percentage of Total Executive Compensation Awarded	=	At-Risk Incentive Compensation	=	Grant date fair value of stock awards	+	Grant date fair value of option awards	+	Maximum possible payout under non-equity incentive plan awards
		Total Executive Compensation Awarded	=	Salary	+	Change in pension value and nonqualified deferred compensation earnings	+	All other compensation	+	At-Risk Incentive Compensation

The components of at-risk incentive compensation are the potential values to the named executive officer upon award, as reflected in the Grants of Plan-Based Awards in Fiscal 2008 table following this CD&A. The components of the total executive compensation awarded (other than at-risk incentive compensation) are the amounts actually earned by the named executive officer, as reflected in the Summary Compensation Table following this CD&A.

For fiscal 2008, the percentage of the total executive compensation awarded that was derived from at-risk incentive compensation for each named executive officer was as follows:

Fiscal 2008 At-Risk Incentive Compensation
as a Percentage of
Name	Total Executive Compensation Awarded (%)
Mr. Fishman	87.8
Mr. Cooper	73.3
Mr. Waite	70.5
Mr. Martin	68.7
Mrs. Bachmann	73.3
All non-CEO named executive officers as a group	71.5
All named executive officers as a group	80.9

The significant portion of total executive compensation awarded to the named executive officers as at-risk incentive compensation exemplifies the emphasis of our executive compensation program on “pay for performance.” In rewarding performance through at-risk incentive compensation, we align the interests of our executives with those of our shareholders.

  Manage executive compensation costs.

  As we discuss in greater detail in the “Comparative Compensation Data” section of this CD&A, we compare the compensation paid to our executives with the compensation paid to similarly-situated executives at companies within our peer groups. While this comparison is not a determinative factor for setting compensation for our executives, we believe our review of the peer group data provides a market check and supports our belief that we do not overpay our executives and we effectively manage our executive compensation costs.

  Focus on corporate governance.

  Although the compensation committee at some companies makes all compensation decisions with respect to their executives, we believe it is consistent with best practices in corporate governance to reach a consensus among all outside directors when establishing executive compensation each year. While the Committee takes the lead in formulating executive compensation, we believe seeking the approval of our five additional outside directors before finalizing annual executive compensation provides an additional check on the appropriateness of the amounts awarded.

Elements of In-Service Executive Compensation

The primary compensation elements for the named executive officers consist of salary, bonus opportunities under the 2006 Bonus Plan, and equity awards made under the 2005 Incentive Plan. In addition, the named executive officers are entitled to certain personal benefits and perquisites. We believe each of these elements and the mix of elements is necessary to provide a competitive executive compensation program, is consistent with our compensation philosophy and furthers our compensation objectives.

The Committee reviews each element at least annually. Individual and corporate performance directly impacts the elements and amount of compensation paid to our named executive officers. For instance, a named executive officer’s failure to meet individual goals may lead to a reduction in his or her compensation, a failure to receive equity awards, or the termination of his or her employment. Conversely, excellent corporate performance may lead to greater bonus payouts and, possibly, to the achievement of financial goals that accelerate restricted stock vesting. The Committee and the other outside directors also have discretion, subject to the limitations contained in our bonus and equity plans and the executives’ employment agreements, in setting named executive officers’ salary, bonus opportunities and equity awards.

  Salary

  Salary is cash compensation and is established annually for each named executive officer. A minimum salary for each named executive officer is set forth in his or her respective employment agreement, as described below. Salary adjustments are subjectively determined and are not formally tied to specific performance criteria. The Committee has not adopted any specific schedule of salary increases and makes adjustments to the named executive officers’ respective salaries without regard to adjustments in the salaries of other executives.

  Bonus

  Each named executive officer has the opportunity to earn an annual cash bonus under the 2006 Bonus Plan. Bonus payouts correspond to a percentage of each named executive officer’s salary (“payout percentage”) and are based on whether we achieve certain corporate performance amounts under one or more financial measures. The corporate performance amounts and financial measures are set annually at the discretion of the Committee and the other outside directors in connection with the Board’s approval of our annual corporate operating plan, subject to the terms of the 2006 Bonus Plan and the named executive officers’ employment agreements.

The lowest level at which we will pay a bonus under the 2006 Bonus Plan is referred to as the “floor.” The level at which we plan our performance and the payout under the 2006 Bonus Plan is referred to as the “target.” The maximum level at which we will pay a bonus under the 2006 Bonus Plan is referred to as the “stretch.” If our performance in a fiscal year exceeds the minimum corporate performance amount that earns a floor bonus, there is a corresponding increase in the amount of the bonus (up to a maximum at the stretch bonus level). However, a bonus is not paid under the 2006 Bonus Plan if we do not achieve at least the minimum corporate performance amount. Bonuses paid to the named executive officers under the 2006 Bonus Plan are considered “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the 2006 Bonus Plan.

  Equity

  All equity awards granted to the named executive officers since January 1, 2006 have been issued under the 2005 Incentive Plan. Although the 2005 Incentive Plan allows us to issue various types of equity awards, we have granted only stock options and restricted stock under the 2005 Incentive Plan. The stock options vest based on the passage of time. The restricted stock vests based on the achievement of the first trigger and then the achievement of the second trigger, the passage of time, or the executive’s death or disability. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the 2005 Incentive Plan and the terms under which we have granted equity awards.

  Personal Benefits/Perquisites

  The following are the personal benefits and perquisites that are generally provided only to employees at or above the vice president level: (i) coverage under the Big Lots Executive Benefit Plan (“Executive Benefit Plan”); (ii) enhanced long-term disability insurance coverage; and (iii) use of an automobile or payment of an automobile allowance. We believe that these personal benefits and perquisites, though immaterial to us in amount, are an important element of total compensation provided to our executives because of the value our executives place on these benefits and the convenience of having these benefits when faced with the demands of their positions. The Committee evaluates and determines the personal benefits and perquisites received by named executive officers during its annual review of the named executive officers’ total compensation.

  We offer all full-time employees medical and dental benefits under the Big Lots Associate Benefit Plan (“Benefit Plan”). We also offer employees at or above the vice president level, including the named executive officers, the opportunity to participate in the Executive Benefit Plan, which reimburses executives for health-related costs incurred but not covered under the Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income, and we reimburse each executive the approximate amount of his or her income tax liability relating to the benefits received under the Executive Benefit Plan.

  We also offer short-term disability coverage to all full-time employees and long-term disability coverage to all salaried employees. For the named executive officers, the benefits provided under the long-term disability plan are greater than for employees below the vice president level. Under the long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns age 65, whichever occurs earlier. We also pay the premiums for this long-term disability coverage and the amount necessary to hold the named executive officer harmless from the income taxes resulting from such premium payments.

  All employees at or above the vice president level have the option of the use of an automobile or accepting a monthly automobile allowance. The value of the automobile and the amount of the automobile allowance are determined based on the employee’s level.

Employment Agreements

Each named executive officer is party to an employment agreement with us. The terms of the employment agreements are substantially similar and are described collectively herein except where their terms materially differ.

We entered into the employment agreements because the agreements provide us with several protections (including non-competition, confidentiality, non-solicitation and continuing cooperation provisions) in exchange for minimum salary levels and target and stretch bonus payout percentages, potential severance and change in control payments and other benefits. Further, we believe it is in our best interests and the best interests of our shareholders to enter into these employment agreements to assure the undivided loyalty and dedication of the named executive officers. We entered into amended and restated employment agreements with each named executive officer in fiscal 2008 for the principal purpose of conforming the employment agreements to the substantive and procedural requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“IRC”), and the regulations promulgated thereunder.

We negotiated the terms of each employment agreement, including the minimum salary levels and minimum target and stretch bonus payout percentages set forth therein, with the executive. In those negotiations, we considered many factors, including:

  our need for the executive;

  the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition;

  the skills and past and anticipated future performance of the executive;

  the degree to which we believe the executive will be able to help improve our business;

  the compensation being paid to similarly-situated executives at peer group companies;

  to the extent applicable, the other elements of compensation being offered to the executive and the amount of compensation being paid to the executive by another employer;

  the relationship between the compensation being offered to the executive and that being paid to the other EMC members; and

  our perception of our bargaining power and the executive’s bargaining power.

Under the terms of their employment agreements, the named executive officers are each entitled to receive at least the following salaries, which amounts are not subject to automatic increases: Mr. Fishman: $1,200,000; Mr. Cooper: $440,000; Mr. Waite: $550,000; Mr. Martin: $520,000; and Mrs. Bachmann: $440,000. The terms of each named executive officer’s employment agreement also establish the minimum payout percentages that may be set annually for his or her target and stretch bonus levels. The payout percentages set by the employment agreements for target bonus and stretch bonus, respectively, are as follows (expressed as a percentage of the executive’s salary): Mr. Fishman: 100% and 200%; Mr. Cooper: 60% and 120%; Mr. Waite: 75% and 150%; Mr. Martin: 60% and 120%; and Mrs. Bachmann: 60% and 120%. The employment agreements also provide each named executive officer with an automobile or automobile allowance.

Upon entry into the employment agreements, we believed the named executive officers’ salaries and payout percentages were commensurate with each executive’s job responsibilities, overall individual performance, experience, qualifications and salaries and the payout percentages provided to similarly-situated executives at peer companies. When the employment agreements were amended and restated in fiscal 2008, the Committee and each named executive officer agreed to update the salary and payout percentages to reflect the awards made by the Committee and other outside directors in March 2008. The Committee believed this was appropriate because it completed its annual executive compensation review earlier in the fiscal year (as discussed in this CD&A), which included a review of the factors considered when we initially entered into an employment agreement with each executive. Updating the salary and payout percentages in each employment agreement was also offered by the Committee in consideration of the named executive officers’ entry into the amended and restated employment agreements. The Committee prefers the amended and restated employment agreements over the former agreements, because the amended and restated employment agreements follow the same form of agreement (making them easier to administer) and impose a broader definition of termination for cause in our agreements with Mr. Waite, Mr. Martin and Mrs. Bachmann (such definition already applied to Mr. Fishman and Mr. Cooper under their former employment agreements with us). Because the various factors considered when evaluating each named executive officer’s salary and payout percentages change, the Committee reviews the salaries and payout percentages annually and adjustments are made if warranted. See the “Salary for Fiscal 2008” and “Bonus for Fiscal 2008” sections of this CD&A for a further discussion of the salaries and payout percentages for the named executive officers for fiscal 2008.

Each employment agreement requires the named executive officer to devote his or her full business time to our affairs and prohibits the named executive officer from competing with us during his or her employment. Each named executive officer’s employment agreement also includes several restrictive covenants that survive the termination of his or her employment, including confidentiality (infinite), non-solicitation (two years), non-disparagement (infinite), non-competition (one year but reduced to six months following a change in control), and continuing cooperation (three years for Mr. Fishman and infinite for the other named executive officers).

Unless the executive and we mutually agree to amend or terminate his or her employment agreement, its terms will remain unchanged and it will remain effective as long as we employ the executive. The consequences of termination of employment under the employment agreement depend on the circumstances of the termination of employment.

Post-Termination and Change in Control Arrangements

The employment agreements with the named executive officers provide for potential severance and change in control payments and other consideration. The terms of these employment agreements were set through negotiation, during which we considered the various factors discussed in the prior section. Our equity compensation plans also provide for the accelerated vesting of outstanding stock options and restricted stock in connection with a change in control.

The severance provisions of the employment agreements are intended to address competitive concerns by providing the executives with compensation that may alleviate the uncertainty associated with foregoing other opportunities and, if applicable, leaving another employer. The change in control provisions of the employment agreements dictate that the executive receives certain cash payments and other benefits only if there is a change in control and the executive is terminated in connection with the change in control. This “double trigger” is intended to allow us to rely upon each named executive officer’s continued employment and objective advice, without concern that the named executive officer might be distracted by the personal uncertainties and risks created by an actual or proposed change in control. These potential benefits provide the named executive officers with important protections that we believe are necessary to attract and retain executive talent.

While the Committee considers the potential payments upon termination or change in control annually when it establishes compensation for the applicable year, this information is not a primary consideration in setting salary, bonus payout percentages or equity compensation. We believe that the objectives of attracting and retaining qualified executives and providing incentives for executives to continue their employment with us would not be adequately served if potential payments to a named executive officer upon termination or change in control were a determinative factor in awarding current compensation.

See the “Potential Payments Upon Termination or Change in Control” narrative disclosure and tables following this CD&A for a discussion of compensation that may be paid to the named executive officers in connection with a change in control or the termination of their employment with us.

Indemnification Agreements

Each named executive officer is party to an indemnification agreement with us. Each indemnification agreement provides the named executive officer with a contractual right to indemnification from us in the event the executive becomes subject to a threatened or actual claim or lawsuit arising out of his or her service to us, unless the act or omission of the executive giving rise to the claim for indemnification was occasioned by his or her intent to cause injury to us or by his or her reckless disregard for our best interests, and, in respect of any criminal action or proceeding, he or she had reasonable cause to believe his or her conduct was unlawful. The indemnification agreements are intended to allow us to rely upon each named executive officer’s objective advice, without concern that the named executive officer might be distracted by the personal uncertainties and risks created by a threatened or actual claim or lawsuit. This provides the named executive officers with important protections that we believe are necessary to attract and retain executive talent.

Retirement Plans

We maintain four retirement plans: (i) a tax-qualified, funded noncontributory defined benefit pension plan (“Pension Plan”); (ii) a non-qualified, unfunded supplemental defined benefit pension plan (“Supplemental Pension Plan”); (iii) a tax-qualified defined contribution plan (“Savings Plan”); and (iv) a non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”). We believe that the Savings Plan and Supplemental Savings Plan are generally commensurate with the retirement plans provided by companies in our peer groups, and that providing these plans allows us to better attract and retain qualified executives. Participation in the Pension Plan and Supplemental Pension Plan, which we do not believe are material elements of our executive compensation program, is limited to certain employees whose hire date precedes April 1, 1994. Mr. Waite is the only named executive officer eligible to participate in the Pension Plan or Supplemental Pension Plan. See the narrative disclosure accompanying the Pension Benefits and Nonqualified Deferred Compensation tables following this CD&A for a discussion of our retirement plans.

Our Executive Compensation Program for Fiscal 2008

The Committee takes the lead in establishing executive compensation annually, but seeks approval of compensation decisions from the other outside directors. The Committee believes having all outside directors approve executive compensation is consistent with best practices in corporate governance. The Committee also requests from our CEO performance evaluations and recommendations on the compensation of the other executives because of his direct knowledge of each other executive’s performance and contributions. Additionally, as discussed in more detail below in the “Role of Management” and “Independent Compensation Consultant” sections of this CD&A, the Committee consults with management and may engage independent compensation consultants to take advantage of their specialized expertise.

The process of evaluating our executives begins at our Board meeting in the second quarter of the fiscal year before compensation adjustments will be made (e.g., in May 2007 for adjustments made in fiscal 2008) and continues quarterly with updates that our CEO delivers to the outside directors to keep them apprised of the performance of each other EMC member. At our Committee and Board meetings in the first quarter of the fiscal year for which compensation is being set (e.g., in March 2008 for fiscal 2008 compensation), our CEO provides the Committee and the other outside directors with a thorough performance evaluation of each other EMC member and presents his recommendations for their compensation. The Committee also conducts executive sessions to discuss our CEO’s performance, with the most detailed evaluation including all outside directors during our first quarter Board meeting. See the “Performance Evaluation” section of this CD&A for a discussion of the factors considered by our CEO, the Committee and the other outside directors when evaluating performance.

At its March 2008 meeting, the Committee:

  reviewed and discussed the continued appropriateness of our executive compensation program, including its underlying philosophy, objectives and policies;

  reviewed and discussed our CEO’s performance, contributions and value to our business;

  reviewed and discussed our CEO’s performance evaluations and compensation recommendations for the other EMC members;

  reviewed and discussed the comparative compensation data that it received through research and surveys conducted by independent compensation consultants;

  analyzed the total compensation earned by each EMC member during the immediately preceding two fiscal years;

  analyzed the potential payments to each EMC member upon termination of employment and change in control events;

  considered the parameters on executive compensation awards established by the terms of the shareholder-approved plans under which bonus and equity compensation may be awarded and the employment agreements between us and each EMC member;

  prepared its recommendation on the compensation of each EMC member for fiscal 2008;

  determined that a bonus was payable under the 2006 Bonus Plan as a result of corporate performance in fiscal 2007; and

  determined that the first trigger for the fiscal 2007 restricted stock awards was achieved as a result of corporate performance in fiscal 2007.

The Committee then shared its recommendations on the EMC members’ compensation, including the underlying data and analysis, with the other outside directors for their consideration and approval. The Committee’s recommendations were, with respect to the EMC members other than the CEO, consistent with the CEO’s recommendations. At the March 2008 Board meeting, the outside directors discussed with the Committee the form and amount of, and rationale for, the recommended compensation and, consistent with the Committee’s recommendations, finalized the compensation awards for the EMC members.

Except where we discuss the specifics of a named executive officer’s fiscal 2008 compensation, the evaluation and establishment of the named executive officers’ fiscal 2008 compensation was substantially similar. Based on their review of each element of executive compensation separately, and in the aggregate, the Committee and the other outside directors determined that the named executive officers’ compensation for fiscal 2008 was reasonable and not excessive and was consistent with our executive compensation philosophy and objectives.

Salary for Fiscal 2008

The salaries paid to the named executive officers for fiscal 2008 are shown in the “Salary” column of the Summary Compensation Table. At its annual review in March 2008, the Committee and the outside directors approved the following fiscal 2008 salaries for the named executive officers: Mr. Fishman: $1,200,000; Mr. Cooper: $440,000; Mr. Waite: $550,000; Mr. Martin: $520,000; and Mrs. Bachmann: $440,000. These annualized salaries became effective on March 22, 2008.

Salary adjustments for the named executive officers were made at the discretion of the Committee and the other outside directors and were generally based upon the factors discussed in this CD&A, with an emphasis on comparative compensation data and corporate and individual performance. Specifically, the following items of corporate and individual performance were most significant in increasing the salaries of the named executive officers for fiscal 2008.

  Mr. Fishman:
(i)	Fiscal 2007 earnings per common share-diluted was $1.47 – approximately 23% above our fiscal 2007 corporate operating plan and approximately 46% above our fiscal 2006 results;

(ii)	Fiscal 2007 operating profit was $236.5 million – approximately 18% above our fiscal 2007 corporate operating plan and approximately 41% above our fiscal 2006 results;

(iii)	Fiscal 2007 income from continuing operations was $151.2 million – approximately 17% above our fiscal 2007 corporate operating plan and approximately 34% above our fiscal 2006 results;

(iv)	Fiscal 2007 cash flow (defined as operating activities less investing activities) was $249 million – approximately 25% above our fiscal 2007 corporate operating plan;

(v)	Fiscal 2007 SG&A expenses were $1,603.9 million – approximately 7% below our fiscal 2006 results; and

(vi)	Continued progress of our executive succession plan.
  Mr. Cooper:
(i)	Fiscal 2007 SG&A expense performance;

(ii)	Development of our annual corporate operating plan and our long-range strategic plan;

(iii)	Executive leadership support for effective cash deployment and investor relations; and

(iv)	Management’s interface with the Audit Committee.
  Mr. Waite:
(i)	Effective management of compensation and employee healthcare coverage costs;

(ii)	Oversight of important employee relations initiatives, including recruitment of new employees in important functional areas;

(iii)	Assistance with the development of the executive succession plan; and

(iv)	Management’s interface with the Compensation Committee.

  Mr. Martin:

(i)	Significant engagement in re-shaping our global sourcing efforts for merchandise;

(ii)	Contribution through the merchandising department toward improving our fiscal 2007 inventory turnover rate by approximately 3% over fiscal 2006; and

(iii)	Improved initial mark-up of merchandise by 10 basis points over our fiscal 2007 corporate operating plan.

  Mrs. Bachmann:

(i)	Contribution through the merchandise planning and allocation departments toward improving our fiscal 2007 inventory turnover rate by approximately 3% over fiscal 2006;

(ii)	Successful launch and continued implementation of a new point-of-sale register system; and

(iii)	Launch of the multiyear implementation of the SAP for Retail information technology system that will replace our core merchandising and financial systems.

See the “Performance Evaluation” and “Comparative Compensation Data” sections of this CD&A for more information regarding the impact that performance and the competitive market have on salary and other elements of our executive compensation program.

Bonus for Fiscal 2008

The bonuses paid to the named executive officers under the 2006 Bonus Plan for fiscal 2008 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. At its annual review in March 2008, the Committee and the outside directors approved the financial measure, corporate performance amounts and payout percentages for the fiscal 2008 bonuses.

For the fiscal 2008 bonuses, the Committee and the other outside directors selected operating profit as the financial measure because they believe it is a strong indicator of our profitability, ongoing operating results and financial condition. The Committee and other outside directors selected the corporate performance amounts based on the annual corporate operating plan set by the Board. The corporate performance amounts were slightly below (for the floor bonus), at (for the target bonus), and above (for the stretch bonus) the projected operating profit in our annual corporate operating plan. They believe the selected amounts provided challenging, but reasonable, levels of performance. The Committee and other outside directors believe the selected corporate performance amounts were appropriate in light of our projected corporate operating plan for fiscal 2008 and our objective to promote sustained profitability while providing objectives that motivate our executives. Because the outside directors consider the specific circumstances that we expect to face in the coming fiscal year (e.g., year-over-year comparable performance, general economic factors, and performance of the retail sector), the relationship between each of the corporate performance amounts and between the corporate performance amounts and our annual corporate operating plan may vary significantly from year to year.

The payout percentages for the named executive officers were made at the discretion of the Committee and the other outside directors, subject to the minimum payout percentages established in each named executive officer’s employment agreement. For fiscal 2008, the Committee and the other outside directors elected to increase the bonus payout percentages over the prior fiscal year for Mr. Cooper and Mrs. Bachmann. This decision was primarily driven by a review of comparative compensation data and the size, scope and importance of Mr. Cooper’s and Mrs. Bachmann’s respective areas of responsibility.

In order to calculate bonuses under the 2006 Bonus Plan, we first calculate the financial measure for purposes of our financial statements. Once calculated for purposes of our financial statements, it is adjusted, for purposes of the bonus calculation, to remove the effect of events, transactions or accrual items set forth in the 2006 Bonus Plan and approved by the Committee early each fiscal year. These adjustments may have the net effect of increasing or decreasing the resulting corporate performance amount. Additionally, the Committee may exercise negative discretion to cancel or decrease the bonuses earned (but not increase a bonus for a covered employee, as that term is used within Section 162(m) of the Internal Revenue Code, as amended (“IRC”)). Accordingly, the resulting corporate performance amount may differ from the financial measure (i.e., operating profit) amount reflected on the financial statements included with our Form 10-K.

After calculating the financial measure and making the adjustments described in the preceding paragraph, the Committee exercised negative discretion to reduce the amount of the fiscal 2008 bonuses by reducing the corporate performance amount (to the amount reflected in the table below) to exclude certain accrual items that, under the 2006 Bonus Plan and the Committee’s approval in March 2008, would have otherwise increased the corporate performance amount and resulting bonuses. The Committee opted to exclude the accrual items principally because they were anticipated as part of the annual corporate operating plan upon which the financial measure and corporate performance amounts were established for fiscal 2008, and the Committee did not believe that the accrual items should have the effect of increasing fiscal 2008 bonus compensation. The Committee’s decision to exercise negative discretion was not based on corporate or individual performance factors.

The following table reflects the payout percentage for each bonus level and the corporate performance amount required to achieve the corresponding bonus level, with the results for fiscal 2008, calculated as described above (including the Committee’s discretionary reduction discussed in the preceding paragraph), noted:

Bonus Level	Payout Percentage					Corporate Performance
and	(% of salary)					Amount
2008 Results	Mr. Fishman	Mr. Cooper	Mr. Waite	Mr. Martin	Mrs. Bachmann	($)
No Bonus	0.0	0.0	0.0	0.0	0.0	0 – 233,179,999
Floor	50.0	30.0	37.5	30.0	30.0	233,180,000
Target	100.0	60.0	75.0	60.0	60.0	243,368,000
Stretch	200.0	120.0	150.0	120.0	120.0	260,347,000
2008 Results	196.1	117.7	147.1	117.7	117.7	259,690,619

Our fiscal 2008 performance was higher than the targeted expectations of the Board, the Committee and management, thus a bonus was earned between the target and stretch levels. The primary aim in setting the goals was to reward 2006 Bonus Plan participants while encouraging strong corporate earnings growth. As a consequence of the fiscal 2008 bonus payments, total cash compensation paid to the named executive officers for fiscal 2008 was at or above the median for our peer groups. We believe higher than market average total cash compensation is appropriate in light of our fiscal 2008 performance and furthers our objectives to motivate our executives and reward superior performance.

Equity for Fiscal 2008

All equity awards granted to the named executive officers in fiscal 2008 were made under the 2005 Incentive Plan and are reflected in the Grants of Plan-Based Awards in Fiscal 2008 table. The fiscal 2008 equity compensation for the named executive officers consisted of non-qualified stock options and restricted stock awards. The Committee believes that the grant of a significant quantity of stock options and restricted stock to the named executive officers further aligns their interests with the interests of our shareholders and provides us with a significant retention and motivation tool. Accordingly, the named executive officers’ equity interests in our organization, through stock options and restricted stock, comprise a substantial portion of their compensation. The Committee is not tied to any particular process or formula to determine the size of the equity awards granted to the named executive officers. Consequently, the Committee uses its discretion to grant equity awards and may consider the various factors discussed below. In fiscal 2008, to determine the size of the equity awards for the named executive officers, the Committee undertook the following process:

  The Committee reviewed a management-prepared projection of the estimated number of common shares to be granted during fiscal 2008 to all recipients other than our CEO. As it related to the EMC members other than our CEO, this projection was based on historical grant information, anticipated future events, and our CEO’s evaluation of individual performance and recommendations. For example, this projection included the common shares the Committee and management expected to need in order to attract a new member of the EMC in fiscal 2008 to replace a member who had previously announced his retirement.

  In executive session, the Committee evaluated and approved our CEO’s recommendations for equity awards for the other EMC members and determined the equity award for our CEO. In each case, the Committee made these determinations based on historical grant information and the Committee’s subjective views of comparative compensation data, retention factors, corporate performance (particularly operating profit, selling and administrative expenses and earnings per share against planned performance), individual performance, the executive’s level of responsibility, the potential impact that the executive could have on our operations and financial condition, and the market price of our common shares. See the introduction to the “Our Executive Compensation Program for Fiscal 2008” section and the “Performance Evaluation” section of this CD&A for a discussion of how our CEO and the Committee evaluate performance.

  The Committee reviewed the total number of common shares authorized for awards in fiscal 2008 to ensure that such amount would not exceed the total number of common shares available for grant in fiscal 2008. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the common shares available for issuance under the 2005 Incentive Plan.

This process was employed to ensure that executive equity compensation is commensurate with corporate and individual performance and remains consistent with our policy that incentive compensation should increase as a percentage of total compensation as the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition increases. Specifically, the items of corporate and individual performance described in the “Salary for Fiscal 2008” section above were also the most significant factors in awarding equity to the named executive officers in fiscal 2008.

The stock options awarded to the named executive officers in fiscal 2008 have an exercise price equal to the fair market value of our common shares on the grant date, vest equally over four years, and expire seven years after the grant date. The restricted stock awarded to the named executive officers in fiscal 2008 (as discussed in detail below) vests upon attaining the first trigger and the first to occur of (i) attaining the second trigger, (ii) the lapsing of five years while continuously employed or (iii) the grantee’s death or disability (which results in the vesting of a prorated portion of the award). In comparison to the other named executive officers, Mr. Fishman received a greater portion of his fiscal 2008 equity award in the form of restricted stock. The Committee and other outside directors believe this difference is necessary to provide Mr. Fishman with equity compensation that is competitive with the equity compensation awards made to chief executive officers by peer group companies. Additionally, this decision was driven by the following considerations:

  The CEO should receive more at-risk incentive compensation than the other named executive officers. Consistent with the key objectives of our executive compensation program, the Compensation Committee and other outside directors believe that our CEO should be awarded at-risk incentive compensation in larger amounts than the other named executive officers, because our CEO’s level of responsibility and potential impact on our operations and financial condition are greater than the other named executive officers.

  Restricted stock is generally more valuable to the executive than stock options and, therefore, requires fewer common shares to provide an equivalent value. The per share value of restricted stock to the executive is generally greater than the per share value of stock options to the executive. This is generally true because stock options provide value to the executive only if and to the extent the market price of our common shares increases during the exercise period, while restricted stock provides value once it vests. Therefore, it is more efficient to deliver equity awards in the form of restricted stock. We can award fewer common shares in the form of restricted stock and still provide the executive with the same value that could be delivered by awarding a greater number of common shares underlying a stock option.

  Awarding fewer common shares is less dilutive to our shareholder and the other equity award recipients. Using fewer common shares underlying restricted stock awards to deliver an equivalent value to the executive in stock options has the benefit of being less dilutive to our shareholders and uses fewer of the common shares available under the 2005 Incentive Plan.

  Counterbalancing factors: It is not permissible, and may not be cost-effective to us, to grant all equity awards in the form of restricted stock. Although it may be more efficient and less dilutive to provide equity awards in the form of restricted stock, the: (a) 2005 Incentive Plan prohibits us from awarding more than one-third of all awards granted pursuant to the plan in the form of restricted stock, restricted stock units and performance units; (b) financial statement expense to us associated with restricted stock is generally greater on a per share basis than the expense to us associated with stock options; and (c) Committee and the other outside directors believe stock options also provide a strong incentive to increase shareholder value, because stock options provide value to the executive only if the market price of our common shares increases.

The financial measure applied to the restricted stock awards granted in fiscal 2008 was the greater of (i) earnings per common share – diluted from continuing operations and (ii) earnings per common share – diluted from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be). If neither of these amounts appear on the consolidated statement of operations included in our Form 10-K for the applicable fiscal year, then the financial measure to be used is the greater of (iii) earnings per common share – diluted and (iv) earnings per common share – diluted before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be) as it appears in the Form 10-K for the applicable fiscal year. After each financial measure is calculated for purposes of our financial statements, it is adjusted, for purposes of the restricted stock award calculations, to remove the effect of any gain or loss as a result of litigation or lawsuit settlement that is specifically disclosed, reported or otherwise appears in our periodic filings with the SEC or our annual report to shareholders. These financial measures were selected because the Committee and the other outside directors believe they provide a good indication of our profitability, ongoing operating results and financial condition.

The first trigger for the fiscal 2008 restricted stock awards is $0.25 under the applicable financial measure. The second trigger for the fiscal 2008 restricted stock awards is $2.03 under the applicable financial measure. While the first trigger was met (under the earnings per common share – diluted from continuing operations financial measure) for the fiscal 2008 restricted stock awards, the second trigger was not met in fiscal 2008. Having met the first trigger, if the named executive officer remains employed by us, the restricted stock will vest upon the earliest of: (i) the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met; (ii) the opening of our first trading window that is five years after the grant date; and (iii) the death or disability of the named executive officer, in which case 20% of the award will vest for each consecutive year of employment completed from the grant date to the date of death or disability. The restricted stock will be forfeited if the named executive officer’s employment with us terminates prior to vesting (except as described above in the case of death or disability).

When the Committee and the other outside directors approved the financial measures and corporate performance amount applicable to the second trigger in March 2008, they believed those measures and the amount represented strong, but reasonable, levels of performance that would be a challenge to achieve. The Committee and the other outside directors believe the selected corporate performance amount was appropriate in light of our projected multi-year operating plan and our objectives to motivate our executives, reward superior performance and align the interests of our executives and shareholders.

Performance Evaluation

Our CEO, the Committee and the outside directors do not rely solely on predetermined formulas when they evaluate corporate performance or individual performance. Performance is generally measured against the following objective and subjective factors, although the factors considered may vary for each executive and as dictated by business conditions:

  long-term strategic goals;

  short-term business goals;

  profit and revenue goals;

  expense goals;

  improving operating margins;

  revenue growth versus the industry;

  earnings-per-share growth;

  continued optimization of organizational effectiveness and productivity;

  leadership and the development of talent; and

  fostering teamwork and other corporate values.

Our CEO, the Committee and the outside directors may each consider different factors and may value the same factors differently. In selecting individual and corporate performance factors for each EMC member and measuring an executive’s performance against those factors, our CEO, the Committee and the other outside directors also consider the performance of our competitors and general economic and market conditions. None of the factors are assigned a specific weight. Instead, our CEO, the Committee and the other outside directors recognize that the relative importance of these factors may change as a result of specific business challenges and changing economic and marketplace conditions. So although the Committee and the other outside directors consider our CEO’s recommendations, the Committee and the outside directors may not follow, and are not bound by, our CEO’s recommendations on executive compensation.

Role of Management

As discussed in this CD&A, our CEO plays a significant role in determining executive compensation. Additionally, our CEO and the Committee consult with management from our human resources, finance and legal departments regarding the design and administration of our compensation programs, plans and awards for executives and directors. These members of management provide advice regarding the competitive nature of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs. Management from our human resources, finance and legal departments may also act pursuant to delegated authority to fulfill various functions in administering our employee benefit and compensation plans. Such delegation is permitted by the Committee’s charter and each such plan. Those groups to whom the Committee has delegated certain responsibilities are each required to periodically report their activities to the Committee.

Our CEO and some of these members of management attend general meetings of the Committee, and the CEO participates in the Committee’s discussions regarding the compensation of the other EMC members. However, these individuals do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other outside directors.

Independent Compensation Consultant

Pursuant to the authority granted to the Committee by its charter, the Committee may retain independent compensation consultants and subscribe to executive compensation surveys as it deems necessary. The surveys are also shared with our human resources department. In establishing executive compensation for fiscal 2008, the Committee subscribed to multiple compensation surveys and engaged Watson Wyatt Worldwide (“Watson Wyatt”) to provide research, comparative compensation data and executive compensation program design expertise. Throughout this engagement, Watson Wyatt advised the Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values. The Committee charged Watson Wyatt with assisting it to meet the following primary objectives:

  review and validate, or recommend changes to, our executive compensation program;

  obtain better comparative compensation data by developing a new retailer-only peer group of companies that are similarly situated to us;

  compare the amount and form of executive compensation paid to our executives against the compensation paid to similarly-situated executives at companies within the peer groups;

  consider minimum share ownership requirements for executives and outside directors; and

  compare the amount and form of compensation paid to our outside directors against the compensation paid to non-employee directors at companies within the peer groups (which information was shared with the Nominating/Corporate Governance Committee for use in connection with its evaluation of the amount and form of compensation paid to our outside directors against the compensation paid to non-employee directors at companies within the peer groups).

After several meetings with Watson Wyatt, we developed a group of retailers that we believe are similarly situated to us and with whom we compete for talent. Based, in part, on a review of comparative compensation data from the new retailer-only peer group and the recommendations offered by Watson Wyatt, we made changes in the amount of salary awarded for fiscal 2008 (as reflected in the named executive officers’ fiscal 2008 salaries discussed above) and implemented the minimum share ownership requirements (as discussed below).

Comparative Compensation Data

The Committee uses data regarding the compensation paid to executives at other companies. For fiscal 2008, the Committee worked with Watson Wyatt to develop a group of retailers that we believe is similarly situated to us and with whom we compete for talent. When considering the composition of the group, the Committee selected retail companies that have median and average financial measures similar to ours. Among the financial measures considered were revenues, market capitalization, net income, earnings per share, price-to-earnings ratio and shareholder return. After we developed this new retailer-only peer group with Watson Wyatt, Watson Wyatt provided the Committee with comparative executive compensation data it obtained from the proxy statements and other reports made public by these retailers. Additionally, the Committee reviewed executive compensation data from a broader base of companies that was aggregated in one or more of the compensation surveys obtained from Mercer Human Resource Consulting, Towers Perrin, Hewitt Associates and Watson Wyatt. This broader peer group was comprised of Standard & Poor’s Retail Stores Index companies and other companies, including non-retailers, with whom we believe we also compete for talent and whose revenues or operations are similar to ours. We believed it was prudent to consult both sets of information, because the broader group includes compensation information on more executives, including executives who are not included in publicly-available documents. This broader peer group also provides a larger basis on which to compare the compensation of the EMC members, particularly EMC members whose responsibilities, experience and other factors are not directly comparable to those executives included in the publicly-available reports of the retailer-only group. These peer groups vary from year to year based on the Committee’s assessment of which companies we believe compete with us for talent and are similar to us in terms of operations or revenues and the continued availability of compensation information from companies previously included in either peer group.

The Committee and our human resources department reviewed each EMC member’s responsibilities and mapped, where possible, the compensation of each executive to the compensation awarded to similarly-situated executives at peer group companies. The Committee compared the total direct compensation levels for our EMC members to the total direct compensation of similarly situated executives within the peer groups. For purposes of this evaluation, no specific weight was given to one peer group over the other and total direct compensation was comprised of salary, bonus at the targeted level and equity awards.

While we often award total direct compensation in the range of the fiftieth to seventy-fifth percentile of total direct compensation paid by the peer groups, this range is not a determinative factor for setting our executives’ compensation and, as discussed in this CD&A, compensation is subjectively determined based on numerous factors. Rather, we believe that this range provides a point of reference and market check while retaining the flexibility necessary to make adjustments for performance and experience, to attract, retain and motivate top talent, and to reward executives who we believe excel or take on greater responsibility than executives at peer group companies.

The retailer-only peer group was comprised of the following 16 companies:

99 Cents Only Stores	Dick’s Sporting Goods	Family Dollar	Pier 1 Imports
Abercrombie & Fitch	Dollar General	Fred’s	Radio Shack
Bed Bath & Beyond	Dollar Tree	Jo-Ann Stores	Ross Stores
BJ’s Wholesale Club	DSW	Limited Brands	Stein Mart

The broader peer group was comprised of the following 94 companies:

7-Eleven	CVS Pharmacy	Limited Brands	Roundy’s Supermarkets
A&P Supermarkets	Darden Restaurants	Linens ‘N Things	RSC Equipment Rental
Adidas America	Denny’s	Liz Claiborne	Safeway
Advance Auto Parts	Dick’s Sporting Goods	Longs Drug Stores	Sara Lee
Albertsons	Dollar General	Lowe’s	Sears
Amazon.com	Eddie Bauer	McDonald’s	Sports Authority
Ann Taylor	Federated Department Stores	Mervyn’s	Staples
Applebee’s	FedEx Kinko’s	Neiman Marcus	Stein Mart
AutoZone	Fingerhut	Nordstrom	Sur La Table
Belk	Foot Locker	O’Charley’s	Talbots
Best Buy	Gap	Office Depot	Target
BJ’s Wholesale Club	Goody’s Family Clothing	Oriental Trading	Timberland
Blockbuster	Hannaford	Pacific Sunwear	TJX Companies
Bob Evans Farms	Harry Winston	Papa John’s	Toys ‘R’ Us
Bon-Ton	Home Decorators Collection	Payless Shoes	True Value Hardware
Brown Shoe	Home Depot	Petco	United Rentals
CDW	Home Interiors and Gifts	PetsMart	United Stationers
Chanel	Hy-Vee	Phillips-Van Heusen	Walgreen
Charming Shoppes	J. Crew	Pier 1 Imports	Warnaco
Circle K	J.C. Penney	Polo Ralph Lauren	Whole Foods
Circuit City	Kohl’s	Radio Shack	Williams-Sonoma
Coach	L.L. Bean	Raley’s Superstores	Yum! Brands
Columbia Sportswear	Levi Strauss	Redcats USA
Crosstown Traders	Lillian Vernon	Ross Stores

Tally Sheets and Wealth Accumulation

The Committee reviewed tally sheets that set forth the total and each element of compensation awarded to each EMC member for the immediately preceding two fiscal years, as well as estimated post-employment and change in control compensation that may be payable to such executives. The purpose of the tally sheets is to consolidate all elements of actual and projected compensation for our executives, so the Committee may analyze the individual elements of compensation, the mix of compensation, and the total amount of actual and projected compensation. With this information, the Committee determined that the compensation awarded to our executives is reasonable and consistent with our executive compensation philosophy and objectives.

These tally sheets also included an estimate of the amount of total value accumulated, and total value that will be accumulated, by each EMC member through prior equity awards (assuming employment continues, awards vest and the market price of our common shares fluctuates through the life of the awards). While the Committee considered the accumulated total value as a factor in setting fiscal 2008 compensation, this information was not a primary consideration. The Committee believes that its objectives of motivating executives to achieve short-term and long-term goals, rewarding executives for achieving those goals, and providing incentives for executives to continue their employment with us would not be adequately served if the accumulated total value of an EMC member’s equity awards was a determinative factor in awarding future compensation.

Internal Pay Equity

In the process of reviewing each element of executive compensation separately and in the aggregate, the Committee directed our human resources department to prepare an internal pay equity analysis comparing the relative compensation of our CEO to the other EMC members. This analysis was considered to ensure that our executive compensation program is internally equitable, which we believe promotes executive retention and motivation. The comparison included all elements of compensation. The relative difference between the compensation of our CEO and the compensation of our other named executive officers did not change significantly in fiscal 2008, and it has not changed significantly since hiring Mr. Fishman in 2005. The Committee believes that the disparity between Mr. Fishman’s compensation and the compensation for the other EMC members is appropriate in light of his responsibilities and remains necessary to retain and motivate a chief executive with Mr. Fishman’s experience.

Minimum Share Ownership Requirements

Prior to March 2008, we encouraged, but did not require, our directors and executives to own our common shares. We have, however, had a holding period that requires all directors and EMC members to refrain from selling net shares acquired upon any exercise of stock options accelerated in November 2005 until the date on which the stock option would have vested under its original vesting terms or, if earlier, the recipient’s death, disability or termination of service.

The Board adopted minimum share ownership requirements for all outside directors and EMC members effective in March 2008. These requirements are designed to ensure that outside directors’ and executives’ long-term interests are closely aligned with those of our shareholders. Under the requirements, the outside directors and EMC members must, at a minimum, own common shares having an aggregate value equal to the following multiple of his or her Board retainer or salary (as is in effect at the time compliance with the requirements is evaluated), as applicable:

Title	Multiple of Retainer or Salary
Director	4x
Chief Executive Officer	4x
Executive Vice President	2x
Senior Vice President	1x

Shares counted toward these requirements include common shares held directly or through a broker, common shares held under the Savings Plan or Supplemental Savings Plan, unvested restricted stock, and vested but unexercised in-the-money stock options. Each outside director that served on the Board when these requirements were adopted must meet the requirements on the date of the 2013 annual meeting of shareholders and at subsequent annual meetings. Each EMC member that was an EMC member when these requirements were adopted must meet the requirements on the date that adjustments to annual executive compensation are made in 2013 and on subsequent annual adjustment dates. Directors elected and executives hired or promoted after the adoption of the requirements must meet the requirements on the first testing date for directors or executives following the fifth anniversary of their election, hire or promotion, as applicable.

Equity Grant Timing

Pursuant to the terms of the 2005 Incentive Plan, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. In fiscal 2008, the outside directors, after consultation with the Committee, specified that the grant date of the equity awards made in connection with the annual performance reviews of the EMC members was the second trading day following our release of fiscal 2007 results. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Committee or any employee manipulated the terms of the equity awards. For equity awards made throughout the fiscal year, which generally are made as a result of a hiring or promotion, the grant date is the date of the related event (i.e., the first day of employment or effective date of promotion). We have no policy of timing the grant date of these mid-year equity awards with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of any equity awards.

Tax and Accounting Considerations

The Committee reviews and considers the impact that tax laws and accounting regulations may have on the executive compensation awards, including the deductibility of executive compensation under Section 162(m) of the IRC (“Section 162(m)”). In doing so, the Committee relies on guidance from members of our finance and legal departments, as well as outside accountants and attorneys.

Section 162(m) generally limits the tax deductions for compensation expense in excess of $1 million paid to our CEO and our three other highest compensated executives (excluding the principal financial officer). Compensation in excess of $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). We believe that compensation paid under our equity and bonus compensation plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executives or to otherwise further our executive compensation philosophy and objectives. When considering whether to award compensation that will not be deductible, the Committee compares the cost of the lost deduction against the competitive market for executive talent and our need to attract, retain and motivate the executive, as applicable.

For fiscal 2008, the Committee believes it has taken the necessary actions to preserve the deductibility of all payments made under our executive compensation program, with the exception of a portion of the compensation paid to Mr. Fishman. If the IRC or the related regulations change, the Committee intends to take reasonable steps to ensure the continued availability of deductions for payments under our executive compensation program, while at the same time considering our executive compensation philosophy and objectives and the competitive market for executive talent.

Our Executive Compensation Program for Fiscal 2009

At its meeting in March 2009, the Committee: (i) certified that a bonus was payable for fiscal 2008 under the 2006 Bonus Plan; (ii) reviewed the tally sheets and compensation history for all EMC members; (iii) reviewed an internal pay equity analysis and comparative compensation data from our retailer-only and broader peer groups; (iv) reviewed the at-risk incentive compensation as a percentage of the total executive compensation awarded for fiscal 2008 for each named executive officer; and (v) formulated its recommendations to the other outside directors for fiscal 2009 executive compensation. The Committee also reviewed drafts of this CD&A and the other compensation disclosures required by the SEC. At the subsequent Board meeting, the Committee recommended, and the outside directors approved, the following fiscal 2009 equity awards for the named executive officers (with the salaries and bonus payout percentages remaining the same as fiscal 2008 for each of the named executive officers):

	Common Shares Underlying	Common Shares Underlying
	Stock Option Award	Restricted Stock Award
Name	(#)	(#)
Mr. Fishman	330,000	200,000
Mr. Cooper	48,750	20,000
Mr. Waite	37,500	15,000
Mr. Martin	37,500	15,000
Mrs. Bachmann	48,750	20,000

Summary Compensation Table

The following table sets forth the compensation earned by or paid to the named executive officers (Mr. Fishman, our CEO; Mr. Cooper, our Chief Financial Officer; and each of our three other most highly compensated executive officers in fiscal 2008) for each of the last three fiscal years.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position (1)	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)(7)	($)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven S. Fishman,	2008	1,173,077	—	3,167,764	2,298,844	2,353,560	—	32,625	9,025,870
Chairman, Chief Executive	2007	1,015,000	—	3,371,258	1,537,656	1,810,765	—	24,927	7,759,606
Officer and President	2006	960,000	—	503,769	879,262	1,632,000	—	14,559	3,989,590
Joe R. Cooper,	2008	433,914	—	314,732	266,359	517,792	—	34,168	1,566,965
Senior Vice President	2007	396,208	—	367,080	150,348	353,320	—	29,988	1,296,944
and Chief Financial Officer	2006	371,209	—	96,278	50,675	375,000	—	26,899	920,061
Brad A. Waite,	2008	547,760	—	284,060	251,832	809,050	7,138	35,914	1,935,754
Executive Vice President, Human	2007	532,747	—	507,061	157,603	708,875	7,705	30,237	1,944,228
Resources, Loss Prevention	2006	516,978	—	225,350	57,473	780,000	16,489	35,018	1,631,308
and Risk Management
John C. Martin,	2008	516,974	—	247,696	194,250	611,936	—	33,460	1,604,316
Executive Vice President,	2007	496,181	—	306,590	105,373	530,000	—	27,918	1,466,062
Merchandising	2006	473,475	—	128,977	26,574	570,000	—	25,929	1,224,955
Lisa M. Bachmann,	2008	436,222	—	314,732	270,677	517,792	—	33,143	1,572,566
Senior Vice President,	2007	412,747	—	367,080	150,348	366,570	—	36,384	1,333,129
Merchandise Planning/Allocation	2006	396,195	—	96,278	50,675	400,000	—	29,901	973,049
and Chief Information Officer
____________________

(1)	We are a party to an employment agreement with each of the named executive officers, the material terms of which are described in the “Overview of our Executive Compensation Program - Employment Agreements” section of the CD&A.

(2)	The amounts in this column reflect the compensation expense calculated in accordance with FAS 123R for the respective fiscal years, disregarding any estimate of forfeitures related to service-based vesting conditions, and may include amounts from stock awards granted in and prior to the fiscal years reported pursuant to the Big Lots, Inc. 1996 Performance Incentive Plan (“1996 Incentive Plan”) and the 2005 Incentive Plan. The FAS 123R compensation expense reflected in this column is based on the number of shares of restricted stock granted and the fair value of the restricted stock on the grant date, and the expense is amortized from the grant date to the estimated vesting date (i.e., the estimated achievement date of the second trigger in the case of performance-based restricted stock). In applying FAS 123R, the estimated achievement date is determined at the time the restricted stock is granted based on historical and forecasted performance of similar measures, and prospective adjustments to the estimated vesting periods are made when performance factors indicate that the estimated achievement date differs from the date being used to amortize expense. On the grant date of the unvested restricted stock awarded in fiscal 2008, we estimated a three-year vesting period for these awards based on the assumed achievement of the second trigger. In the second quarter of fiscal 2008, we changed the estimated achievement date to two years as a result of our performance. In the fourth quarter of 2008, we changed the estimated achievement date back to three years as a result of our performance. On the grant date of the unvested restricted stock awarded in fiscal 2007, we estimated a three-year vesting period for these awards based on the assumed achievement of the second trigger. In the second quarter of fiscal 2007, we changed the estimated achievement date to two years as a result of our performance. The amounts in this column also reflect the acceleration of the FAS 123R expense for the performance-based restricted stock granted in fiscal 2006, and restricted stock granted prior to fiscal 2006 that fully vested in fiscal 2007.

(3)	The amounts in this column reflect the compensation expense calculated in accordance with FAS 123R for the respective fiscal years, disregarding any estimate of forfeitures related to service-based vesting conditions, and thus may include amounts from option awards granted in and prior to the fiscal years reported pursuant to the 1996 Incentive Plan and the 2005 Incentive Plan. See Note 7 (Share-Based Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Share-Based Compensation section of MD&A in our Form 10-K regarding the assumptions underlying the valuation of stock option awards.

(4)	The amounts in this column reflect cash bonuses earned under the 2006 Bonus Plan for performance during each of the last three fiscal years. A portion of the cash bonuses earned by Mr. Cooper and Mr. Martin for fiscal 2008 and fiscal 2006 performance and included in this column was deferred into the Supplemental Savings Plan upon the payment of such amounts in fiscal 2009 and fiscal 2007, respectively. The Supplemental Savings Plan is described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below.

(5)	The amounts in this column reflect the actuarial increase in the present value of Mr. Waite’s benefits under the Pension Plan and the Supplemental Pension Plan determined from December 31, 2007 to January 31, 2009, from December 31, 2006 to December 31, 2007, and from December 31, 2005 to December 31, 2006, respectively, the plans’ measurement dates for financial statement reporting purposes. In accordance with FAS No. 158, in fiscal 2008, we changed the plans’ measurement dates from December 31 to the date of our year-end consolidated balance sheet (January 31, 2009). Previously, the plans had a measurement date of December 31. The change was applied prospectively, so the first plan year reflecting this change (fiscal 2008) consisted of 13 months. See Note 8 (Employee Benefit Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Pension section of MD&A in our Form 10-K regarding the measurement dates, interest rate, mortality rate and other assumptions underlying the actuarial calculations.

(6)	For fiscal 2008, the amounts in this column include the following compensation for the named executive officers, as more fully described in the table included with this footnote:

	i.	The reimbursement of taxes related to our payment of healthcare costs covered by the Executive Benefit Plan and long-term disability insurance premiums;

	ii.	Big Lots matching contributions made pursuant to the Savings Plan and the Supplemental Savings Plan, both of which are described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

	iii.	Big Lots paid healthcare costs covered by the Executive Benefit Plan, which is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A;

	iv.	Big Lots paid premiums for life insurance, which is generally available to all full-time employees;

	v.	Big Lots paid premiums for long-term disability insurance, which is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/ Perquisites” section of the CD&A; and

	vi.	The cost to Big Lots associated with the use of an automobile or the receipt of a cash allowance in lieu of an automobile.

					Big Lots
		Big Lots	Big Lots Paid		Paid	Use of
		Contributions	Healthcare	Big Lots	Long-Term	Automobile
		to Defined	Costs under	Paid Life	Disability	or
	Reimbursement	Contribution	Executive	Insurance	Insurance	Automobile
	of Taxes	Plans	Benefit Plan	Premiums	Premiums	Allowance
Name	($)	($)	($)	($)	($)	($)
Mr. Fishman	4,248	—	3,450	1,380	2,428	21,119
Mr. Cooper	3,469	9,200	6,485	911	903	13,200
Mr. Waite	5,090	9,200	5,897	1,380	1,147	13,200
Mr. Martin	3,190	9,200	5,712	1,076	1,082	13,200
Mrs. Bachmann	3,141	9,200	5,780	911	911	13,200

(7)	We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts included in this column.

(8)	As a percentage of their total compensation, the named executive officers’ respective salary and non-equity incentive plan compensation (i.e., bonuses earned under the 2006 Bonus Plan) for fiscal 2008 were as follows: Mr. Fishman: 13.0% and 26.1%; Mr. Cooper: 27.7% and 33.0%; Mr. Waite: 28.3% and 41.8%; Mr. Martin: 32.2% and 38.1%; and Mrs. Bachmann: 27.7% and 32.9%. As a percentage of their total compensation, the named executive officers’ respective salary and non-equity incentive plan compensation (i.e., bonuses earned under the 2006 Bonus Plan) for fiscal 2007 were as follows: Mr. Fishman: 13.1% and 23.3%; Mr. Cooper: 30.5% and 27.2%; Mr. Waite: 27.4% and 36.5%; Mr. Martin: 33.8% and 36.2%; and Mrs. Bachmann: 31.0% and 27.5%. As a percentage of their total compensation, the named executive officers’ respective salary and non-equity incentive plan compensation (i.e., bonuses earned under the 2006 Bonus Plan) for fiscal 2006 were as follows: Mr. Fishman: 24.1% and 40.9%; Mr. Cooper: 40.3% and 40.8%; Mr. Waite: 31.7% and 47.8%; Mr. Martin: 38.7% and 46.5%; and Mrs. Bachmann: 40.7% and 41.1%.

Bonus and Equity Plans

The amounts reported in the Summary Compensation Table above include amounts earned under the 2006 Bonus Plan and the 2005 Incentive Plan. Below is a description of the material terms of each plan and the awards made under those plans to the named executive officers, as reflected in the Grants of Plan-Based Awards in Fiscal 2008 table that follows.

Big Lots 2006 Bonus Plan

The 2006 Bonus Plan provides for cash compensation, which is intended to qualify as “performance based compensation” under Section 162(m), to be paid annually when we meet or exceed minimum corporate performance amounts under one or more financial measures approved by the outside directors at the start of the fiscal year. Whether we will achieve the minimum corporate performance amounts is substantially uncertain at the time the corporate performance amounts and financial measures are established. No right to a minimum bonus exists, and the Compensation Committee has the discretion to cancel or decrease a bonus (but may not increase a bonus for a covered employee (as that term is used within Section 162(m)) calculated under the 2006 Bonus Plan. Any payments made with respect to a fiscal year are made in the first quarter of the following fiscal year. The bonus awards that may be earned under the 2006 Bonus Plan range from the floor to the stretch bonus payout percentages, and include all amounts in between. The smallest target and stretch bonus payout percentages that may be set annually for the named executive officers are set forth in their respective employment agreements. The floor bonus payout percentage is set annually by the Compensation Committee and other outside directors and has historically been one-half of the target bonus payout percentage. Subject to the terms of the employment agreements, the Compensation Committee and the other outside directors retain the right to adjust the payout percentages and, in the past, have generally done so as deemed necessary to realign an executive’s bonus opportunity with our compensation philosophy. Pursuant to the terms of the 2006 Bonus Plan, the maximum bonus payable under the plan to a participant in a single fiscal year is $3,000,000. See the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Bonus,” “Overview of our Executive Compensation Program – Employment Agreements” and “Our Executive Compensation Program for Fiscal 2008 – Bonus for Fiscal 2008” sections of the CD&A for more information regarding the 2006 Bonus Plan and the awards made under that plan for fiscal 2008.

Big Lots 2005 Long-Term Incentive Plan

Since January 1, 2006, all employee equity awards, including those made to the named executive officers, have been granted under the 2005 Incentive Plan. The 2005 Incentive Plan authorizes the grant of nonqualified stock options (“NQSOs”), incentive stock options, as defined in Section 422 of the IRC (“ISOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units and performance unit awards, any of which may be granted on a stand-alone, combination or tandem basis. To date, we have granted only stock options and restricted stock under the 2005 Incentive Plan.

Awards under the 2005 Incentive Plan may be granted to any salaried employee, consultant or advisor of Big Lots or its affiliates. The number of common shares available for grant under the 2005 Incentive Plan consists of: (i) an initial allocation of 1,250,000 common shares; (ii) 2,001,142 common shares, the common shares that were available under the 1996 Incentive Plan upon its expiration; (iii) 2,100,000 common shares approved by our shareholders in May 2008; and (iv) an annual increase equal to 0.75% of the total number of issued common shares (including treasury shares) as of the start of each fiscal year during which the 2005 Incentive Plan is in effect. No more than one-third of all common shares awarded under the 2005 Incentive Plan may be granted in the form of restricted stock, restricted stock units and performance units, and no more than 5,000,000 common shares may be granted as ISOs. A participant may receive multiple awards under the 2005 Incentive Plan. Awards intended to qualify as “performance based compensation” under Section 162(m) are limited to: (i) 2,000,000 shares of restricted stock per participant annually; (ii) 3,000,000 common shares underlying stock options and SARs per participant during any three consecutive calendar years; and (iii) $6,000,000 in cash through performance units per participant during any three consecutive calendar years. Also, the 2005 Incentive Plan provides that the total number of common shares underlying outstanding awards granted under the 2005 Incentive Plan, the 1996 Incentive Plan, the Big Lots, Inc. Executive Stock Option and Stock Appreciation Rights Plan (“ESO Plan”), and the DSO Plan may not exceed 15% of the Company’s issued and outstanding common shares (including treasury shares) as of any date. The 1996 Incentive Plan, the ESO Plan and the DSO Plan have terminated, and there are no awards outstanding under the ESO Plan.

Each stock option granted under the 2005 Incentive Plan allows the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Pursuant to the terms of the 2005 Incentive Plan, the exercise price of a stock option may not be less than an average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

Under the restricted stock awards granted pursuant to the 2005 Incentive Plan (other than those made to the outside directors), if we meet the first trigger and the recipient remains employed by us, the restricted stock will vest at the opening of our first trading window that is five years after the grant date. If we meet the second trigger for any fiscal year ending prior to the fifth anniversary of the grant date and the recipient remains employed by us, the restricted stock will vest after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met. The restricted stock will also vest on a prorated basis in the event that the recipient dies or becomes disabled after we meet the first trigger but before the lapse of five years. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient’s employment with us terminates prior to vesting. See the “Our Executive Compensation Program for Fiscal 2008 – Equity for Fiscal 2008” section of the CD&A and the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2005 Incentive Plan in fiscal 2008.

Upon a change in control (as defined in the 2005 Incentive Plan), all awards outstanding under the 2005 Incentive Plan automatically become fully vested. For a discussion of the change in control provisions in the named executive officers’ employment agreements and the 2005 Incentive Plan, see the narrative disclosure accompanying the Potential Payments Upon Termination or Change in Control tables below.

Grants of Plan-Based Awards in Fiscal 2008

The following table sets forth each award made to the named executive officers in fiscal 2008 under the 2006 Bonus Plan and the 2005 Incentive Plan.

									All
									Other
									Stock	All Other		Grant
									Awards:	Option		Date Fair
			Estimated Possible Payouts			Estimated Future Payouts			Number	Awards:	Exercise	Value
			Under Non-Equity Incentive			Under Equity Incentive Plan			of	Number of	or Base	of Stock
			Plan Awards			Awards			Shares of	Securities	Price of	and
	Grant	Award	(3)			(4)			Stock or	Underlying	Option	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	(1)	(2)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(5)	($/Sh.) (6)	($)
(a)	(b)	-	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Mr. Fishman	—	—	600,000	1,200,000	2,400,000	—	—	—	—	—	—	—
	3/7/08	3/5/08	—	—	—	—	165,000	—	—	—	—	3,474,900
	3/7/08	3/5/08	—	—	—	—	—	—	—	330,000	21.06	2,828,100
Mr. Cooper	—	—	132,000	264,000	528,000	—	—	—	—	—	—	—
	3/7/08	3/5/08	—	—	—	—	16,250	—	—	—	—	342,225
	3/7/08	3/5/08	—	—	—	—	—	—	—	48,750	21.06	417,788
Mr. Waite	—	—	206,250	412,500	825,000	—	—	—	—	—	—	—
	3/7/08	3/5/08	—	—	—	—	12,500	—	—	—	—	263,250
	3/7/08	3/5/08	—	—	—	—	—	—	—	37,500	21.06	321,375
Mr. Martin	—	—	156,000	312,000	624,000	—	—	—	—	—	—	—
	3/7/08	3/5/08	—	—	—	—	12,500	—	—	—	—	263,250
	3/7/08	3/5/08	—	—	—	—	—	—	—	37,500	21.06	321,375
Mrs. Bachmann	—	—	132,000	264,000	528,000	—	—	—	—	—	—	—
	3/7/08	3/5/08	—	—	—	—	16,250	—	—	—	—	342,225
	3/7/08	3/5/08	—	—	—	—	—	—	—	48,750	21.06	417,788
____________________

(1)	As discussed in the “Our Executive Compensation Program for Fiscal 2008 – Equity Grant Timing” section of the CD&A, in fiscal 2008, the Board set as the grant date of these equity awards the second day following our release of results from our last completed fiscal year. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms of the equity awards.

(2)	The Award Date represents the date on which the Board authorized the equity-based award and set the grant date.

(3)	The amounts in columns (c), (d) and (e) represent the named executive officers’ floor, target and stretch bonus levels, respectively, for fiscal 2008 pursuant to the 2006 Bonus Plan which bonus levels are further described in the “Our Executive Compensation Program for Fiscal 2008 – Bonus for Fiscal 2008” section of the CD&A. For fiscal 2008, the named executive officers earned the amounts shown in column (g) of the Summary Compensation Table.

(4)	The amounts in column (g) represent restricted stock awarded pursuant to the 2005 Incentive Plan, which awards are described in the narrative preceding this table and the “Our Executive Compensation Program for Fiscal 2008 – Equity for Fiscal 2008” section of the CD&A. Because we met the first trigger (but not the second trigger) as a result of fiscal 2008 corporate performance, the restricted stock granted to the named executive officers in fiscal 2008 has not vested. The restricted stock granted in fiscal 2008 is expected to vest upon the earliest of: (i) the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met; (ii) the opening of our first trading window that is five years after the grant date; or (iii) the death or disability of the named executive officer (in which case 20% of the award will vest for each consecutive year of employment completed from the grant date to the date of death or disability). There are no thresholds or maximums applicable to the restricted stock awards included in column (g).

(5)	The amounts in column (j) represent NQSOs awarded pursuant to the 2005 Incentive Plan, which awards are described in the narrative preceding this table and the “Our Executive Compensation Program for Fiscal 2008 – Equity for Fiscal 2008” section of the CD&A.

(6)	Pursuant to the terms of the 2005 Incentive Plan, the exercise price of the fiscal 2008 stock option awards is equal to an average trading price of our common shares on the grant date. We believe this method is preferable to using the closing market price (which was $20.76 on the grant date), as it is less vulnerable to market activity that may have only an instantaneous effect, positively or negatively, on the price of our common shares.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth, as of the end of fiscal 2008, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market
			Incentive					Awards:	or Payout
			Plan				Market	Number of	Value of
	Number	Number	Awards:			Number	Value of	Unearned	Unearned
	of	of	Number of			of Shares	Shares	Shares,	Shares,
	Securities	Securities	Securities			or Units	or Units	Units or	Units or
	Underlying	Underlying	Underlying			of Stock	of Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)(1)	Date	(#)	($)	(#)(2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Fishman	142,008	125,000	—	*11.19	7/11/2012	—	—	—	—
	50,000	100,000	—	12.66	2/24/2013	—	—	—	—
	62,500	187,500	—	28.73	3/13/2014	—	—	—	—
	—	330,000	—	21.06	3/7/2015	—	—	—	—
	—	—	—	—	—	—	—	290,000	3,900,500
Mr. Cooper	20,000	—	—	*14.28	2/2/2014	—	—	—	—
	—	20,500	—	12.66	2/24/2013	—	—	—	—
	9,375	28,125	—	28.73	3/13/2014	—	—	—	—
	—	48,750	—	21.06	3/7/2015	—	—	—	—
	—	—	—	—	—	—	—	28,750	386,688
Mr. Waite	15,000	—	—	*15.05	2/23/2014	—	—	—	—
	—	23,250	—	12.66	2/24/2013	—	—	—	—
	9,375	28,125	—	28.73	3/13/2014	—	—	—	—
	—	37,500	—	21.06	3/7/2015	—	—	—	—
	—	—	—	—	—	—	—	25,000	336,250
Mr. Martin	60,000	—	—	*14.35	12/1/2013	—	—	—	—
	9,550	10,750	—	12.66	2/24/2013	—	—	—	—
	7,500	22,500	—	28.73	3/13/2014	—	—	—	—
	—	37,500	—	21.06	3/7/2015	—	—	—	—
	—	—	—	—	—	—	—	22,500	302,625
Mrs. Bachmann	30,000	—	—	*14.20	3/25/2012	—	—	—	—
	6,000	—	—	*10.85	2/24/2013	—	—	—	—
	50,000	—	—	*15.05	2/23/2014	—	—	—	—
	10,250	20,500	—	12.66	2/24/2013	—	—	—	—
	9,375	28,125	—	28.73	3/13/2014	—	—	—	—
	—	48,750	—	21.06	3/7/2015	—	—	—	—
	—	—	—	—	—	—	—	28,750	386,688

____________________

(1)	The stock option awards identified with an asterisk in column (e) were made pursuant to the 1996 Incentive Plan. All other stock option awards reflected in this table were made pursuant to the 2005 Incentive Plan. Stock option awards identified as having been made pursuant to the 1996 Incentive Plan vest on the anniversary of the grant date at the rate of 20% per year over the first five years of the 10 year option term, except that the stock option award made to Mr. Fishman under the 1996 Incentive Plan vests on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Stock option awards made under the 2005 Incentive Plan vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term.

(2)	The restricted stock awards reported in column (i) were made in fiscal 2008 and fiscal 2007 pursuant to the 2005 Incentive Plan. The second trigger for the fiscal 2008 restricted stock awards is $2.03, and the second trigger for the fiscal 2007 restricted stock awards is $1.65. Based on our performance in fiscal 2008, we achieved the second trigger applicable to the fiscal 2007 restricted stock awards and those awards vested on March 31, 2009, the first trading day after we filed with the SEC our Annual Report on Form 10-K for fiscal 2008. We have not yet achieved the second trigger applicable to the fiscal 2008 restricted stock awards. For a description of the vesting terms of these restricted stock awards, which vesting terms are substantially similar except as described in the preceding sentences of this footnote, see the narrative preceding the Grants of Plan-Based Awards in Fiscal 2008 table and the “Our Executive Compensation Program for Fiscal 2008 – Equity for Fiscal 2008” section of the CD&A.

Option Exercises and Stock Vested in Fiscal 2008

The following table reflects all stock option exercises and the vesting of restricted stock held by each of the named executive officers during fiscal 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Fishman	107,992	2,556,973	—	—
Mr. Cooper	32,250	503,023	—	—
Mr. Waite	41,625	732,722	—	—
Mr. Martin	1,200	26,808	—	—
Mrs. Bachmann	—	—	—	—

Pension Benefits

Pension Plan and Supplemental Pension Plan

The Pension Plan is maintained only for certain employees whose hire date preceded April 1, 1994. Effective January 1, 1996, the benefits accrued under the Pension Plan for certain highly compensated individuals were frozen at the then current levels. The Supplemental Pension Plan is maintained only for those executives whose benefits were frozen under the Pension Plan on January 1, 1996. Based on their respective dates of hire, Mr. Waite is the only named executive officer eligible to participate in these plans, and Mr. Fishman, Mr. Cooper, Mr. Martin and Mrs. Bachmann may not participate in either plan.

The Pension Plan is intended to qualify under the IRC and comply with the Employee Retirement Security Income Act of 1974, as amended. The amount of the Big Lots’ annual contribution to the Pension Plan is actuarially determined to accumulate sufficient funds to maintain projected benefits. The Supplemental Pension Plan constitutes a contract to pay benefits upon retirement. The Supplemental Pension Plan is designed to pay the same benefits in the same amount as if the participants continued to accrue benefits under the Pension Plan. We have no obligation to fund the Supplemental Pension Plan, and all assets and amounts payable under the Supplemental Pension Plan are subject to the claims of our general creditors.

Effective January 1, 1993, the annual retirement benefit payable upon retirement under the Pension Plan and the Supplemental Pension Plan was, and continues to be, equal to 1% of the average annual compensation during the participant’s highest compensated five consecutive year period of employment with Big Lots multiplied by the years of service up to a maximum of 25 (“Normal Retirement Pension”), with participation and benefits being limited in and for any single year to one plan (not both plans) based on the participant’s status as a highly compensated employee, as defined in the IRC. This benefit is payable when a participant reaches the normal retirement age of 65; however, the Pension Plan and Supplemental Pension Plan provide the option to retire early (generally at age 55) or to continue employment beyond the normal retirement age.

Under the Pension Plan and the Supplemental Pension Plan, a participant who has reached the age of 55 and has at least five years of service with us can elect to retire early and receive a reduced monthly pension commencing on the date of the participant’s early termination. Alternatively, a participant who has reached the age of 65 can elect to continue employment with us and continue participation in either the Pension Plan or Supplemental Pension Plan until the participant retires, at which point the participant shall receive his Normal Retirement Pension. Participants who terminate employment due to a disability are entitled to a pension amount equal to the actuarially-determined present value of the Normal Retirement Pension. The spouse of a participant who dies before retirement is entitled to receive an amount equal to the actuarially-determined present value of the Normal Retirement Pension reduced for the period of time that the participant’s death or 25th anniversary of employment, if later, precedes the normal retirement age. A participant who terminates employment for any reason other than death or retirement may receive a reduced pension amount determined based on the number of years the participant worked for Big Lots.

Normally, a participant will receive a monthly payment from the Pension Plan upon reaching the normal age of retirement (or earlier if the participant elects the early retirement option). Alternatively, a participant may elect to receive a lump sum payment of the entire actuarial equivalent of the participant’s accrued retirement pension or a reduced pension payable over a fixed number of months or elect the purchase of an annuity contract equivalent in value to the actuarial equivalent of the participant’s accrued retirement pension. Under the Supplemental Pension Plan, upon reaching the normal retirement age (or earlier if the participant elects the early retirement option) or upon a change in control, a participant will receive a lump sum payment of the entire actuarial equivalent of the participant’s retirement pension accrued thereunder.

For purposes of calculating benefits under the Pension Plan, compensation is defined to include the monthly equivalent of the total cash remuneration paid for services rendered during a plan year prior to salary reductions pursuant to Sections 401(k) or 125 of the IRC, including bonuses, incentive compensation, severance pay, disability payments and other forms of irregular payments. The table below illustrates the amount of annual benefits payable at age 65 to a person with the specified five year average compensation and years of service under the Pension Plan combined with the Supplemental Pension Plan.

Final	Years of Service
Average
Compensation	10	15	20	25
$100,000	$10,000	$15,000	$20,000	$25,000
$125,000	$12,500	$18,750	$25,000	$31,250
$150,000	$15,000	$22,500	$30,000	$37,500
$175,000	$17,500	$26,250	$35,000	$43,750
$200,000	$20,000	$30,000	$40,000	$50,000
$225,000	$21,800	$32,700	$43,600	$54,500

The maximum annual benefit payable under the Pension Plan is restricted by the IRC ($185,000 for calendar year 2008). At January 31, 2009, the maximum five year average compensation taken into account for benefit calculation purposes was $218,000. The compensation taken into account for benefit calculation purposes is limited by law ($230,000 for calendar year 2008), and is subject to statutory increases and cost-of-living adjustments in future years. Income recognized as a result of the exercise of stock options and the vesting of restricted stock is disregarded in computing benefits under the Pension Plan. A participant may elect whether the benefits are paid in the form of a single life annuity, a joint and survivor annuity or as a lump sum upon reaching the normal retirement age of 65.

Pension Benefits Table for Fiscal 2008

The following table reflects the number of years of credited service and the present value of accumulated benefits payable to Mr. Waite under the Pension Plan and the Supplemental Pension Plan. See Note 8 (Employee Benefit Plans) to the consolidated financial statements and the “Critical Accounting Policies and Estimates – Pension” section of the MD&A in our Form 10-K regarding the interest rate, mortality rate and other assumptions underlying the calculations in this table.

		Number		Payments
		of Years	Present Value of	During
		Credited	Accumulated	Last Fiscal
	Plan	Service	Benefit	Year
Name	Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Fishman	N/A	—	—	—
Mr. Cooper	N/A	—	—	—
Mr. Waite	Pension Plan	20	25,784	—
	Supplemental Pension Plan	20	118,079	—
Mr. Martin	N/A	—	—	—
Mrs. Bachmann	N/A	—	—	—

Nonqualified Deferred Compensation

Supplemental Savings Plan

All of the named executive officers, as well as substantially all other full-time employees, are eligible to participate in the Savings Plan, our “401(k) plan.” The Supplemental Savings Plan is maintained for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred compensation and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We have no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of our general creditors.

In order to participate in the Savings and Supplemental Savings Plans, an eligible employee must satisfy applicable age and service requirements and must make contributions to such plans (“Participant Contributions”). Participant Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings and Supplemental Savings Plans and selected by the participant. All Participant Contributions are matched by us (“Registrant Contributions”) at a rate of 100% for the first 2% of salary contributed and 50% for the next 4% of salary contributed. Additionally, the amount of the Registrant Contribution is subject to the maximum annual compensation that may be taken into account for benefit calculation purposes under the IRC ($230,000 for calendar year 2008). Accordingly, the maximum aggregate Registrant Contribution that could be made to a named executive officer participating in the Savings and Supplemental Savings Plans was $9,200 for fiscal 2008.

Under the Savings Plan and the Supplemental Savings Plan, 25% of the Registrant Contributions vests annually beginning on the second anniversary of the employee’s hiring. Under both plans, a participant who has terminated employment with Big Lots is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive only the Participant Contributions and the vested portion of the Registrant Contributions. All other unvested accrued benefits pertaining to Registrant Contributions will be forfeited. Upon a change in control, the participant will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan.

Nonqualified Deferred Compensation Table for Fiscal 2008

The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan.

	Executive	Registrant		Aggregate
	Contributions	Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Fishman	—	—	—	—	—
Mr. Cooper	73,492	4,830	(107,131)	—	211,206
Mr. Waite	20,421	4,830	(249,718)	—	505,124
Mr. Martin	25,292	4,830	(123,591)	—	196,239
Mrs. Bachmann	13,056	4,830	(18,247)	—	91,626
____________________

(1)	The amounts in this column are included in their respective fiscal 2008 “Salary” reported in the Summary Compensation Table.

(2)	The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2008.

(3)	The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the losses on the investments designated by the named executive officer in his or her Supplemental Savings Plan account in fiscal 2008 (i.e., depreciation in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

(4)	$109,861, $47,675, $150,347 and $42,333 of the amounts in this column were previously reported as compensation to Mr. Cooper, Mr. Waite, Mr. Martin and Mrs. Bachmann, respectively, in the Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change in Control

The “Rights Under Post-Termination and Change in Control Arrangements” section below addresses the rights of the named executive officers under their employment agreements and other compensation arrangements upon a change in control or in the event their employment with us is terminated. The “Estimated Payments if Triggering Event Occurred at 2008 Fiscal Year End” section below reflects the payments that may be received by each named executive officer (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us is terminated: (i) involuntarily without cause; (ii) in connection with the executive’s disability; (iii) upon the executive’s death; or (iv) in connection with a change in control.

Rights Under Post-Termination and Change in Control Arrangements

Under each employment agreement, if a named executive officer is terminated for cause or due to his or her voluntary resignation, we have no further obligation to pay any unearned compensation or to provide any future benefits to the executive.

If terminated without cause, Mr. Fishman would continue to receive his salary for two years and each of the other named executive officers would continue to receive his or her respective salary for one year. Each named executive officer would receive a lump sum payment equal to two times his or her respective salary if terminated in connection with a change in control (as discussed below). Additionally, each named executive officer (i) is eligible (based on our achievement of at least the corporate performance amount corresponding to the floor bonus level) to receive a prorated bonus for the fiscal year in which his or her termination is effective if he or she is terminated without cause or in connection with his or her death or disability, and (ii) will receive two times his or her stretch bonus if terminated following a change in control.

If a change in control occurs, then all outstanding stock options become exercisable upon the change in control to the full extent of the original grant and all unvested restricted stock vests. Upon the named executive officer’s termination of employment, all exercisable stock options then held may be exercised until the earlier of the stock option award expiration date or one year after termination of employment. Additionally, if termination of employment results from death or disability, then unvested restricted stock awards made under the 2005 Incentive Plan will vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. Any restricted stock awards not vested at termination of employment, for reasons other than death or disability, shall be forfeited.

Each named executive officer is entitled to receive continued healthcare coverage for up to two years following a termination without cause or if terminated in connection with a change in control, plus the amount necessary to reimburse him or her for the taxes he or she would be liable for as a result of such continued healthcare coverage (“Tax Gross-Up Amount”). Upon a change in control, each participating named executive officer will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan. (See the “Nonqualified Deferred Compensation” section above for more information regarding the Supplemental Savings Plan and the named executive officers’ aggregate balances under such plans at the end of fiscal 2008.) Additionally, if terminated without cause, Mr. Fishman is entitled to continue receiving an automobile or automobile allowance for two years, and the other named executive officers are entitled to continue receiving an automobile or automobile allowance for one year.

If the payments received by a named executive officer in connection with a change in control constitute an “excess parachute payment” under Section 280G of the IRC, the named executive officer is entitled to reimbursement for any excise tax imposed under Section 4999 of the IRC, or the executive’s benefits under his or her employment agreement will be reduced to the extent necessary to become one dollar less than the amount that would generate such excise tax, if this reduction results in a larger after-tax amount to the executive as compared to the excise tax reimbursement method (“Excise Tax Benefit”). The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and 280G of the IRC.

Change in Control Described

Generally, pursuant to the 1996 Incentive Plan, the 2005 Incentive Plan and the Supplemental Savings Plan (as to amounts earned and vested before January 1, 2005, including earnings attributable to such amounts), a change in control is deemed to occur if:

  any person or group (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner, or has the right to acquire, 20% or more of our outstanding voting securities;

  a majority of the Board is replaced within any two year period by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or

  our shareholders approve an agreement to merge or consolidate with an unrelated company or an agreement to sell or otherwise dispose of all or substantially all of our assets to an unrelated company.

Consistent with the provisions of Section 409A and the Treasury Regulations promulgated thereunder, pursuant to the named executive officers’ employment agreements, the 2006 Bonus Plan, the Supplemental Pension Plan and the Supplemental Savings Plan (as to all amounts earned and vested on or after January 1, 2005), a change in control is deemed to occur upon:

  the acquisition by any person or group (as defined under Section 409A) of our common shares that, together with any of our common shares then held by such person or group, constitutes more than 50% of the total fair market value or voting power in our outstanding voting securities;

  the acquisition by any person or group, within any one year period, of 30% or more of our outstanding voting securities;

  a majority of the Board is replaced during any one year period by directors whose appointment or election is not endorsed by a majority of the directors in office prior to the date of such appointment or election; or

  the acquisition by any person or group, within any one year period, of 40% or more of the total gross fair market value of all of our assets, as measured immediately prior to such acquisition(s).

Notwithstanding the foregoing definitions, pursuant to the named executive officers’ employment agreements, the 1996 Incentive Plan, the 2005 Incentive Plan and the 2006 Bonus Plan, a change in control does not include any transaction, merger, consolidation or reorganization in which we exchange, or offer to exchange, newly issued or treasury shares in an amount less than 50% of our then-outstanding voting securities for 51% or more of the outstanding voting securities of an unrelated company or for all or substantially all of the assets of such unrelated company.

Pursuant to the employment agreements, a named executive officer’s termination in connection with a change in control is generally deemed to occur if, during the applicable protection period (as discussed in the next paragraph), we or any other party to the change in control (e.g., the unrelated acquirer or successor company):

  terminate the executive without cause;

  breach a term of the employment agreement; or

  constructively terminate the executive (i.e., the executive resigns due to the imposition of a material adverse change in the executive’s duties, compensation or reporting relationships after our failure to cure such condition).

The protection period afforded to Mr. Fishman consists of the six months preceding a change in control and the two years following a change in control. The protection period afforded to the other named executive officers consists of the three months preceding a change in control and the two years following a change in control.

Estimated Payments if Triggering Event Occurred at 2008 Fiscal Year-End

The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:

  Amounts are calculated based on compensation levels and benefits effective at January 31, 2009, the end of fiscal 2008.

  As noted in the “Non-Equity Incentive Plan Compensation” row in the tables below, the amounts payable under the 2006 Bonus Plan upon termination: (i) without cause or due to disability or death are based on the bonus actually earned by the applicable named executive officer for fiscal 2008 performance (which amounts would be prorated if the executive was terminated prior to the end of the fiscal year for which the bonus was earned); and (ii) in connection with a change in control are equal to two times the named executive officer’s stretch bonus.

  We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect, consistent with the assumptions that would be used to estimate the cost of these benefits for financial reporting purposes under generally accepted accounting principles, the current monthly cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) applied to each month these benefits would be provided by the named executive officer’s employment agreement if terminated involuntarily without cause or in connection with a change in control. Included in the amounts shown in the “Healthcare Coverage” row in the tables below are the related Tax Gross-Up Amounts. The Tax Gross-Up Amount would be paid under the terms of the named executive officer’s employment agreement.

  The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the named executive officer’s monthly salary, up to a maximum of $25,000 per month in accordance with the long-term disability insurance we maintain for our named executive officers. This benefit is payable until the named executive officer is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which a named executive officer may be disabled, we have presented only one month of disability benefits in the tables below.

  The amounts in the “Accelerated Equity Awards” row in the tables below include the value of all unvested stock options that were in-the-money at the end of fiscal 2008 (minus the aggregate stock option exercise prices) and all unvested restricted stock that would have vested on an accelerated basis had a change in control occurred as the end of fiscal 2008. These amounts do not reflect any equity awards that have vested or have been granted in fiscal 2009. The closing market price of our common shares on the final trading day on the NYSE during fiscal 2008 was $13.45 per share.

Steven S. Fishman

The following table reflects the payments that would have been due to Mr. Fishman in the event of a change in control or the termination of his employment on January 31, 2009.

	Event Occurring at January 31, 2009
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	2,400,000	—	—	—	2,400,000	—
Non-Equity Incentive Plan
Compensation ($)	—	2,353,560	—	2,353,560	2,353,560	4,800,000	—
Healthcare Coverage ($)	—	48,730	—	—	—	48,730	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	42,238	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	—	—	4,262,000	4,262,000
Excise Tax Benefit ($)	—	—	—	—	—	0	0

Joe R. Cooper

The following table reflects the payments that would have been due to Mr. Cooper in the event of a change in control or the termination of his employment with us on January 31, 2009.

	Event Occurring at January 31, 2009
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	440,000	—	—	—	880,000	—
Non-Equity Incentive Plan
Compensation ($)	—	517,792	—	517,792	517,792	1,056,000	—
Healthcare Coverage ($)	—	82,280	—	—	—	82,280	—
Long-Term Disability Benefit ($)	—	—	—	24,567	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	—	—	402,883	402,883
Excise Tax Benefit ($)	—	—	—	—	—	0	0

Brad A. Waite

The following table reflects the payments that would have been due to Mr. Waite in the event of a change in control or the termination of his employment with us on January 31, 2009. Additionally, assuming his employment terminated at the end of fiscal 2008, the estimated lump-sum present value of Mr. Waite’s benefit under the Pension Plan and Supplemental Pension Plan would have been $180,428.

	Event Occurring at January 31, 2009
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	550,000	—	—	—	1,100,000	—
Non-Equity Incentive Plan
Compensation ($)	—	809,050	—	809,050	809,050	1,650,000	—
Healthcare Coverage ($)	—	50,580	—	—	—	50,580	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	—	—	354,618	354,618
Excise Tax Benefit ($)	—	—	—	—	—	0	0

John C. Martin

The following table reflects the payments that would have been due to Mr. Martin in the event of a change in control or the termination of his employment with us on January 31, 2009.

	Event Occurring at January 31, 2009
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	520,000	—	—	—	1,040,000	—
Non-Equity Incentive Plan
Compensation ($)	—	611,936	—	611,936	611,936	1,248,000	—
Healthcare Coverage ($)	—	50,977	—	—	—	50,977	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	—	—	311,117	311,117
Excise Tax Benefit ($)	—	—	—	—	—	0	0

Lisa M. Bachmann

The following table reflects the payments that would have been due to Mrs. Bachmann in the event of a change in control or the termination of her employment with us on January 31, 2009.

	Event Occurring at January 31, 2009
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	440,000	—	—	—	880,000	—
Non-Equity Incentive Plan
Compensation ($)	—	517,792	—	517,792	517,792	1,056,000	—
Healthcare Coverage ($)	—	82,289	—	—	—	82,289	—
Long-Term Disability Benefit ($)	—	—	—	24,567	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	—	—	402,883	402,883
Excise Tax Benefit ($)	—	—	—	—	—	0	0

AUDIT COMMITTEE DISCLOSURE

General Information

The Audit Committee consists of three outside directors of the Board. Our common shares are listed on the NYSE. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and the listing standards of the NYSE.

The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:

  the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;

  our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

  the annual independent audit of our financial statements, the engagement of the independent registered public accounting firm, and the evaluation of the firm’s qualifications, independence and performance;

  the performance of our internal audit function;

  the evaluation of enterprise risk issues; and

  the fulfillment of other responsibilities set forth in its charter.

The full text of the Audit Committee’s charter is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda to include all of its responsibilities and conducts a self-assessment and review of the charter annually. The Audit Committee believes it fulfilled its responsibilities under the charter in fiscal 2008.

The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm and the internal audit service provider, in each case without the presence of management, and discussions with our Chief Financial Officer and internal auditor in separate sessions, in each case without the presence of additional members of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During fiscal 2008, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with its oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Form 10-K, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to its audit of (i) our consolidated financial statements and financial statement schedule and (ii) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the evaluation thereof in fiscal 2009. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Registered Public Accounting Firm

The Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2008. Deloitte & Touche LLP has served as our independent registered public accounting firm since October 1989. The Audit Committee annually selects our independent registered public accounting firm.

Audit and Non-Audit Services Pre-Approval Policy

Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2008, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm to assure that the provision of those services does not impair the firm’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.

During the year, it may become necessary to engage the independent registered public accounting firm for additional services that have not been pre-approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

	Fiscal 2008	Fiscal 2007
($ in thousands)	($)	($)
Audit Fees	1,354	1,348
Audit-Related Fees (1)	—	27
Tax Fees (2)	28	296
All Other Fees (3)	2	2
Total Fees	1,384	1,673
____________________

(1)	For fiscal 2007, the audit-related fees principally related to accounting consultation.

(2)	For fiscal 2008, the tax fees principally related to tax compliance services. For fiscal 2007, the tax fees principally related to tax planning, tax consultation and tax compliance services.

(3)	Online subscription fee for technical accounting support.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2008 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal 2008 be included in our Form 10-K for filing with the SEC.

Members of the Audit Committee

Philip E. Mallott, Chair
Jeffrey P. Berger
Russell Solt

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009

At its March 3, 2009 meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not approve the ratification of the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009.

PROPOSAL THREE: SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN
UNCONTESTED DIRECTOR ELECTIONS

We have been notified by the United Brotherhood of Carpenters Pension Fund (“proponent”) that it intends to present the following shareholder proposal for consideration at the Annual Meeting. The proponent, whose address is 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficially owns 1,335 of our common shares. We are not responsible for the content of the shareholder proposal and the proponent’s supporting statement, which are presented below as they were submitted to us. The Board recommends a vote AGAINST the shareholder proposal.

Shareholder Proposal and Supporting Statement

“Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Big Lots, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “ for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to initiate the process to establish a majority vote standard in the Company’s governance documents.”

Board of Directors’ Statement in Opposition to Shareholder Proposal

After careful consideration, the Board recommends a vote AGAINST the shareholder proposal because:

  we have already adopted a majority vote policy that addresses the proponent’s concerns;

  we have a history of electing highly qualified directors by a substantial majority;

  we have strong corporate governance practices;

  the shareholder proposal may adversely impact us; and

  the shareholder proposal creates uncertainty.

We Have Already Adopted a Majority Vote Policy

The shareholder proposal requests that we adopt a voting standard for director elections that differs from the plurality voting standard, the current default standard under Ohio law. We are incorporated in Ohio and, subject to our majority vote policy discussed below, our shareholders elect our directors by plurality voting. Under the plurality voting standard, the nominees who receive the most affirmative votes are elected to serve as directors.

The Board is cognizant of recent developments with respect to majority voting in director elections. In fact, to address concerns presented in the shareholder proposal, we adopted a majority vote policy as part of our Corporate Governance Guidelines, which can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. Our majority vote policy provides that, in an uncontested election, any director nominee who receives fewer votes “for” his or her election than votes “withheld” from such election must promptly tender his or her resignation from the Board. In such a case:

  The Nominating/Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action.

  The Board will act on the recommendation of the Nominating/Corporate Governance Committee no later than 100 days following the certification of the shareholder vote.

  We will promptly publicly disclose the decision of the Board in a press release or a report to the SEC.

  The director who tendered his resignation will not participate in the recommendation of the Nominating/ Corporate Governance Committee or the consideration of the tendered resignation by the Board.

We believe our majority vote policy effectively addresses the proponent’s concerns by ensuring that our shareholders continue to have a meaningful role in director elections, while preserving the ability of the Board to act in the best interests of Big Lots and our shareholders by considering all relevant factors and exercising its independent judgment on a case-by-case basis. In addition, our response to the shareholder proposal is consistent with the approach taken by other public companies, including Kellogg Company, The Sherwin-Williams Company, Kohl’s Corporation, Caterpillar Inc. and PACCAR Inc. Shareholders at those companies, which had majority vote policies similar to our policy, rejected shareholder proposals requesting the adoption of a majority vote standard.

We Have a History of Electing Highly Qualified Directors by a Substantial Majority

The Nominating/Corporate Governance Committee, which is comprised entirely of independent directors, applies a rigorous set of criteria in identifying director nominees who it believes will best serve the interests of Big Lots and our shareholders. In addition, the Nominating/Corporate Governance Committee has established procedures to consider and evaluate persons recommended by our shareholders. As a result of these practices, our shareholders have consistently elected, by a plurality, highly qualified directors, substantially all of whom have been independent within standards adopted by the NYSE.

The proponent asserts that under the plurality voting standard a nominee can be elected with “as little as a single affirmative vote, even if a substantial majority of the votes cast are ‘withheld’ from the nominee.” However, that remote, theoretical possibility does not accurately reflect the actual results we have experienced using the plurality voting standard. Under the plurality voting standard, our shareholders consistently have supported to a significant degree our director nominees. For example, in the last three years, our director nominees have, on average, received from our shareholders the affirmative vote of 95% of the votes cast in director elections, and no director nominee has received fewer than 86% of the votes cast. Therefore, it is not likely that the amendment to our articles of incorporation advanced by the proponent would change the results of an election of our directors.

We Have Strong Corporate Governance Practices

Our strong corporate governance practices have been recognized by RiskMetrics Group (parent company of Institutional Shareholder Services, Inc. (ISS)). According to its March 10, 2009 rankings, RiskMetrics ranked us first in the retail industry and second among the S&P 500 (outperforming 99.8% of the companies in the S&P 500), as measured by the RiskMetrics Group Corporate Governance Quotient (CGQ).

The Shareholder Proposal May Adversely Impact Us

Implementing the majority voting standard in our articles of incorporation could have unintended adverse consequences for us. For example, as an NYSE listed company, we must comply with listing standards that include requirements for maintaining independent directors and directors with particular qualifications. The Nominating/ Corporate Governance Committee and the Board consider these requirements when selecting director nominees. The majority voting standard could result in the failure to elect the requisite number of independent directors or directors with the requisite qualifications, which would, in turn, violate the applicable NYSE listing standards and/or federal securities laws. Similarly, the majority voting standard could leave the Board with an insufficient number of directors to conduct business or perform its duties. By contrast, the plurality voting standard promotes stability in our governance processes by ensuring that a full slate of directors is elected at each annual meeting of shareholders and that we can remain in compliance with the applicable NYSE listing standards and federal securities laws.

The Shareholder Proposal Creates Uncertainty

Plurality voting has long been the accepted voting standard among large public companies for the election of directors. Consequently, the rules governing plurality voting are well established and understood. In contrast to our majority vote policy, the majority voting standard advanced by the proponent creates uncertainty and involves potential issues for which there is little precedent. For example, under Ohio law, an incumbent director who is not re-elected is considered a hold-over director and continues to serve until his or her successor is elected and qualified or until his earlier resignation, removal from office or death. Therefore, even if our articles of incorporation are amended as suggested by the proponent, such an amendment would not give us the authority to force a director who failed to receive a majority vote to leave the Board before his or her successor is elected at a subsequent shareholder meeting. Conversely, under our existing majority vote policy, a director who receives fewer “for” votes than “withhold” votes is required to promptly tender his or her resignation. The Board, in turn, will act on the tendered resignation after considering all relevant factors in a process that will be publicly disclosed.

In addition, a Task Force of the American Bar Association Committee on Corporate Law studied the benefits and detriments associated with a majority voting standard for director elections and decided not to recommend a majority voting standard, stating:

“The Committee believes that it is not advisable to alter the existing plurality default rule. Although the Committee is mindful of the criticisms of plurality voting, the Committee is currently persuaded that the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

We remain committed to strong corporate governance and it is our fiduciary duty to act in the best interests of our shareholders. The proponent makes a generic, one-size-fits-all argument with respect to director elections that is neither necessary nor appropriate for us. Under the current plurality voting standard, our shareholders have consistently and overwhelmingly elected highly qualified directors. For the reasons presented above, we do not believe that our interests, or the interests of our shareholders, would be best served by approving the shareholder proposal or adopting the majority voting standard.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at our 2010 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before December 15, 2009 to be eligible for inclusion in our 2010 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2010 annual meeting of shareholders without inclusion of that proposal in our 2010 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our corporate offices on or before March 1, 2010, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2010 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

ANNUAL REPORT ON FORM 10-K

Our Form 10-K is included with this Proxy Statement in our 2008 Annual Report to Shareholders. Shareholders may also receive a copy of our Form 10-K without charge by writing to: Investor Relations, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228-5311. Our Form 10-K may also be accessed in the Investor Relations section of our website (www.biglots.com) under the “SEC Filings” caption.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, brokers, banks and other holders of record must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. We have also retained Georgeson Inc. to aid in the solicitation of proxies for a fee estimated to be $6,500, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One, Proposal Two and Proposal Three above. If any other matter is properly brought before the Annual Meeting for action by shareholders, common shares represented by proxies returned to us will be voted on such matter in accordance with the recommendations of the Board.

By order of the Board of Directors,

CHARLES W. HAUBIEL II
Senior Vice President, Legal and Real Estate,
General Counsel and Corporate Secretary
April 14, 2009
Columbus, Ohio

ATTN: GENERAL COUNSEL
300 PHILLIPI ROAD
COLUMBUS, OH 43228

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 27, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Big Lots, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and Notices of Internet Availability electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Big Lots, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12923-P76949	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BIG LOTS, INC.

Vote On Directors

1.	ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the nominees named below.

	01)	Jeffrey P. Berger	06) Philip E. Mallott
	02)	Steven S. Fishman	07) Russell Solt
	03)	Peter J. Hayes	08) James R. Tener
	04)	David T. Kollat	09) Dennis B. Tishkoff
	05)	Brenda J. Lauderback
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐
		For	Against	Abstain
Vote On Proposals

2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

3.	SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS. The Board of Directors recommends a vote AGAINST the shareholder proposal regarding majority voting in uncontested director elections.	☐	☐	☐

The undersigned hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of Big Lots represented by this proxy card.

Please date and sign as your name or names appear(s) hereon. If the common shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, a duly authorized officer shall sign on behalf of the corporation.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report to Shareholders
are available at www.proxyvote.com.

M12924-P76949

BIG LOTS, INC.

Proxy Solicited on Behalf of the Board of Directors
for the May 28, 2009 Annual Meeting of Shareholders

The undersigned hereby appoints Steven S. Fishman, Joe R. Cooper and Charles W. Haubiel II, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of Big Lots, Inc. ("Big Lots"), to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 a.m. EDT on May 28, 2009, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as indicated on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner you specify. If you do not specify a choice as to Proposal One, the above-named proxies will vote the common shares FOR each of the nominees named on the reverse side of this proxy card. If any nominee named for election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as Big Lots' Board of Directors may recommend. If you do not specify a choice as to Proposal Two or Proposal Three (excluding broker non-votes), the above-named proxies will vote the common shares FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for the 2009 fiscal year and AGAINST the shareholder proposal regarding majority voting in uncontested director elections. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots' Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders.